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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2006

REGISTRATION NO. 333-121832

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6
To
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICOR LTD.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	14-1871462 (I.R.S. Employer Identification No.)

4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Theodore R. Maloney
Chief Executive Officer
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Name, Address and Telephone Number of Agent for Service)

COPY TO:
 Alejandro E. Camacho, Esq.
CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of Shares to be Registered	Proposed Maximum Offering Price per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.001 par value per share	3,549,375 shares	$4.10	$14,552,438	$1,713

(1)
Pursuant to Rule 416, the amount to be registered also includes an indeterminable number of shares of common stock issuable as a result of stock splits, stock dividends or similar events.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price reported on the OTC Bulletin Board on May 9, 2006, which was $4.10 per share.

(3)
$2,306 previously paid with this filing.

(4)
5,023,539 shares were originally registered January 4, 2005 at a price of $3.90 per share and a fee of $2,306 was paid. Thereafter, the registration was revised as follows: (1) a lesser number of 4,014,230 shares were registered on March 4, 2005 at a price of $3.90 with a fee payable of $1,843; the same shares were registered with the amendment on April 1, 2005, however, the price per share was at $3.50 which would have resulted in a reduced fee payable of $1,654 if the fee were recalculated on such date; (2) 48,836 additional shares were registered at a price of $3.61 on May 3, 2005 with an additional fee payable of $21, (3) 103,125 additional shares were registered on July 11, 2005 at a price of $3.70 which had an additional fee payable of $45; the same shares were registered with the amendment on August 8, 2005, however, the price per share was at $3.50 which would have resulted in a fee payable of $1,909 if the fee were recalculated on such date, and (4) a lesser number of 3,549,375 shares were registered with the amendment on May 12, 2006 at a price of $4.10 which resulted in a reduction in the fee payable of $196. The initial $2,306 fee paid does not exceed the total fee payable for this registration of $1,713 ($1,843 + $21 + $45 - $196).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2006

PROSPECTUS

MEDICOR LTD.

3,549,375 SHARES OF COMMON STOCK

        This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 3,549,375 shares of our common stock, which include 1,944,037 shares of common stock, 50,000 shares of common stock issuable upon conversion of $250,000 in principal amount of 50,000 convertible debentures, or the convertible debentures, and 1,555,338 shares issuable upon conversion of 5,988 outstanding shares of our Series A 8.0% Convertible Preferred Stock, or the series A preferred stock.

        All of the shares of our common stock registered hereby were issued in private placements exempt from registration under the Securities Act of 1933, as amended.

        The selling stockholders identified beginning on page 66 are offering the shares of our common stock covered in this prospectus. The shares of our common stock that may be resold by the selling stockholders constitute approximately 15% of our issued and outstanding common stock on May 1, 2006, after giving effect to the conversion of all of the outstanding shares of the series A preferred stock and convertible debentures described in this prospectus.

        The selling stockholders may sell shares of our common stock from time to time in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our common stock that they are offering. The selling stockholders will receive all sale proceeds, less any brokerage commissions or other expenses incurred by them, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 71 of this prospectus.

        Prior to effectiveness of the registration statement of which this prospectus is a part, our common stock was traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange, or AMEX. However, our listing application has yet to be approved and there can be no assurance that our stock will be approved for listing or listed on AMEX. The last sale price of our common stock on the OTC Bulletin Board on May 9, 2006 was $4.00 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before making an investment in our common stock.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

        In this prospectus, the terms "MediCor," "we," "us," and "our" refer to MediCor Ltd., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of MediCor Ltd.

Our Business

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Our current products include breast implant products and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with Brazil accounting for about 15% of sales. Breast implant and other implant products account for about 93% of our total sales, while scar management products contribute approximately 7% of total sales. We sell our products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Breast implant products

        Our primary product line is breast implants. In July 2004, we acquired Eurosilicone SAS, the third largest breast implant manufacturer in the world, and in April 2006 we acquired Biosil Limited and Nagor Limited, two related companies that comprise what we believe is the fifth largest breast implant manufacturer in the world.

        Biosil Limited expects to file in 2006 a pre-market approval application with the United States Food and Drug Administration to market inflatable saline breast implants manufactured by Biosil Limited and to be marketed through our MediCor Aesthetics subsidiary. Through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we also have the right to distribute in the future in North America pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A. Sales of either of these products in the United States requires a pre-market approval from the FDA. PIP.America and MediCor are currently conducting the clinical study required for a PMA for the PIP product and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Our Biodermis subsidiary competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars.

Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis utilizes approximately 70 distributors in about 50 countries, including Canada and Mexico.

Recent $50 Million Senior Secured Convertible Debt Financing and Debt Restructuring

        On April 26, 2006, we raised $50 million in a private placement. This financing involved the sale of senior secured convertible notes in an original aggregate principal amount of $50,000,000 and warrants to purchase up to 3,125,000 shares of common stock. Concurrently, Sirius Capital LLC, a private equity investment fund affiliated with our chairman and founder, Donald K. McGhan, converted $37.5 million of outstanding loans to us into a subordinated convertible note and a subordinated warrant to purchase up to 2,343,750 shares of common stock. Certain of our remaining debt were subordinated to the senior secured convertible notes. UBS Investment Bank advised us and provided private placement services in connection with the transaction.

The Offering

Common stock offered by selling stockholders	3,549,375 shares(1)
Common stock outstanding	23,734,641 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders named in this prospectus
OTC Bulletin Board symbol	MDCR
Proposed AMEX symbol	MGH

(1)
Represents 1,944,037 shares of our common stock that were issued to selling stockholders and 1,605,358 shares of our common stock issuable upon conversion of the convertible debentures and series A preferred stock that was issued to selling stockholders.

(2)
The number of shares of common stock outstanding as of May 1, 2006 listed above excludes:

•
2,320,000 shares of our common stock issuable upon exercise of options at a weighted average $3.46 per share that were granted under our Amended and Restated 1999 Stock Compensation Program. For a description of our Amended and Restated 1999 Stock Compensation Program, see "Description of Capital Stock—Stock Compensation Program;"

•
3,126,757 shares of our common stock issuable upon exercise of options and warrants that were granted outside of our Amended and Restated 1999 Stock Compensation Program with a weighed average exercise price of $2.43 per share;

•
1,605,338 shares of common stock issuable upon conversion of series A preferred stock and convertible debentures held by selling stockholders and being offered by this prospectus and 121,559 shares of common stock issuable upon conversion of series A preferred stock held by stockholders other than selling stockholders; and

•
26,736,111 of our common stock consisting of 21,875,000 shares of our common stock issuable upon conversion of our outstanding senior secured convertible notes and subordinated convertible note and 4,861,111 shares of our common stock issuable upon exercise of the warrants issued in connection with these notes.

Additional Information

        We were originally formed as International Integrated Incorporated in 1999. In February 2003, International Integrated merged with a subsidiary of Scientio, Inc., a Delaware corporation incorporated in December 2000. We changed our name to MediCor Ltd. in February 2003 in connection with the merger. Our executive offices are located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103. Our telephone number is (702) 932-4560.

Risk Factors

        An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed in the "Risk Factors" section beginning on page 4.

Use of Proceeds

        We will not receive any proceeds from the sale of our common stock under this prospectus by the selling stockholders named in this prospectus. See "Use of Proceeds."

Plan of Distribution

        The selling stockholders will sell shares of common stock covered by this prospectus in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Relating to our Business Generally

If we are unable to maintain satisfactory agreements with a third-party manufacturer to distribute saline filled breast implants in the United States, we may not be able to distribute those products in the United States.

        We currently are dependent on maintaining rights to distribute in the United States pre-filled saline breast implant products manufactured by a third party. We may not be able to maintain these rights on acceptable terms or at all. If we fail to maintain these rights, we may not be able to sell these breast implant products in the United States for a number of years, if at all.

If clinical trials or pre-market approval applications for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.

        Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. We must also prepare and submit pre-market approval applications, based on data from this testing and these trials to appropriate regulatory authorities. Conducting clinical trials and preparing and submitting pre-market approval applications are lengthy, time-consuming and expensive processes.

        Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  •
  lack of efficacy during the clinical trials;

  •
  unforeseen safety issues;

  •
  uncertainties with or actions of our collaborative partners or suppliers;

  •
  slower than expected patient recruitment;

  •
  difficulties in recognizing technical or laboratory data and clinical data;

  •
  difficulties in patient retention; and

  •
  government or regulatory delays.

        The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, or criticisms which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials, questions about data integrity and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials or clinical trials of our collaborative partners or suppliers will adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability.

If we are unable to develop, gain regulatory approval for and market new products and technologies, we will not achieve meaningful revenue and may experience a decrease in demand for our products or our products could become obsolete.

        The medical device industry is highly competitive and is subject to significant and rapid technological change. We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, will be crucial to our success. We are continually engaged in product development and improvement programs to establish and improve our competitive position. We cannot, however, guarantee that we will be successful in enhancing our existing products or products we have in development or clinical trials. Nor can we guarantee that we will be successful in developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. Once developed, we must also timely obtain regulatory approval for our products, the failure of which may cause our products to be obsolete once regulatory approval is granted. Two of our competitors are in the advanced stage of obtaining regulatory approval for their silicone filled breast implants, while we have not started the regulatory process for those products in the United States. This could put us at a significant disadvantage in the U.S. market. The lack of U.S. regulatory approval for our products, in the face of our competitors' approvals, may also adversely affect us in foreign markets.

If changes in the economy and consumer spending reduce consumer demand for our products or our products in development, our sales and profitability will suffer.

        Breast augmentation and reconstruction and other aesthetics procedures are elective procedures. Other than U.S. federally mandated insurance reimbursement for post-mastectomy reconstructive surgery that is available in some cases, breast augmentations and other cosmetic procedures are not typically covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our projected future sales and profitability.

Our ability to expand our business will be significantly limited if we cannot obtain additional financing.

        To accomplish our plans to conduct our current operations, to expand our current product lines and markets and to purchase new companies, products and intellectual property, we have needed substantial capital. We may or may not be able to obtain this financing when and as it is needed. We currently have significant debt that must be serviced. Prior to our recent third-party financing, which we closed in April 2006, we had been funded in substantial part by an affiliate of our chairman. We do not anticipate this funding source will provide sufficient capital to finance our intended growth strategy, and we expect that we will need external financing to accomplish our future goals. We have in the past and will likely in the future negotiate with potential equity and debt providers to obtain additional financing, but this additional financing may not be available on terms that are acceptable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to operate our business or implement our expansion and growth plans will be significantly impaired. In addition, the financial terms of any such financing, if obtainable, may be dilutive to existing stockholders.

We rely on our chairman for continued capital funding, management direction and strategic planning and we do not presently have any alternative funding or a management transition plan in place.

        We rely on our chairman, Donald K. McGhan, for management direction and strategic planning. Mr. McGhan is a significant lender, and he is our principal stockholder, chairman of our board of directors and a member of our four-person executive committee. Consequently, Mr. McGhan has substantial influence over significant corporate transactions, including acquisitions that we may pursue. Although we have no written charter, our executive committee generally functions on the basis of consensus, though Mr. McGhan's multiple roles and significant financial and stockholder stake are typically considered. To date, we have not had any event where Mr. McGhan has sought to or exercised any type of unilateral control over us, though there can be no assurance that this will not happen in the future. The loss of Mr. McGhan's services or financial support to our company could materially and adversely affect our operations. We do not presently have a written or other well-established management or financing transition plan in the event we were to lose the services or financial support of Mr. McGhan.

Because we have only a limited operating history and our business strategy calls for significant growth through new products and acquisitions, there is significant uncertainty about our business and prospects.

        MediCor and its subsidiaries have only been operating since 1999. Although our Biodermis, Eurosilicone and Biosil/Nagor operations have been in existence for longer periods of time, Biodermis has only operated under our management since its acquisition in 2001 and Eurosilicone and Biosil have only operated under MediCor's management since their acquisitions in July 2004 and April 2006, respectively. Significantly, during much of our history we have also been prevented from selling our primary existing product, breast implants, in the U.S. market due to the FDA's 2000 call for a PMA for those products. As a result, all of our revenues prior to the Eurosilicone acquisition in 2004 were derived primarily from our scar management products. Revenue generated by our Biodermis subsidiary has not been significant, and we do not expect more than modest internal growth in that segment. As a result, our historic business platform is not necessarily indicative of our future business or prospects.

MediCor and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in rapidly changing markets such as the medical device market.

        Risks for our business include the uncertainties associated with developing and implementing our business strategy as described in this prospectus as we grow and the management of both internal and acquisition-based growth. This is particularly acute in the rapid growth phase of a business, such as we are currently experiencing, and in a rapidly changing market such as the market for medical devices. To address these risks, we must continue to develop the strength and quality of our operations, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees. We may not be successful in addressing these challenges.

If we suffer negative publicity concerning the safety of our products, our sales may be harmed and we may be forced to withdraw products.

        Physicians and potential patients may have a number of concerns about the safety of our products and proposed products, whether such concerns have a basis in generally accepted science or peer-reviewed scientific research or not. Negative publicity—whether accurate or inaccurate—about our products, based on, for example, news about breast implant litigation or regulatory actions, could materially reduce market acceptance of our products and could result in product withdrawals. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

Because our strategy is based on successfully making acquisitions and otherwise diversifying or expanding our product offerings, we are exposed to numerous risks associated with acquisitions, diversification and rapid growth.

        Our present growth strategy is based in significant part on the acquisition of other companies, products and technologies that meet our criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates finance acquisitions, acquire companies and assets on acceptable terms and integrate their operations successfully.

        We may not be able to identify suitable acquisition candidates in our desired product areas or we may not be able to acquire identified candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we will likely compete with other companies with greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies and assets available for acquisition.

        Acquisitions also involve a number of other risks, including the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired business or product line could also have a negative impact on our reputation as a whole, and any acquired entity or assets could significantly under-perform relative to our expectations. Our ability to meet these challenges has not been established through repeated acquisitions.

        Although we were able to use some of our common stock in our Biosil/Nagor acquisition in April 2006, we expect that, at least for the foreseeable future, we will be required to use primarily cash consideration for acquisitions. In addition, we likely will be required to obtain significant third-party financing to accomplish these acquisitions. This financing may not be available on acceptable terms, if at all. The terms of any such financing may also be dilutive to existing stockholders.

Acquisitions, distribution agreement terms, product research and development, and regulatory approvals and compliance can result in significant reserves, write-offs and litigation.

        Some aspects of our business, such as acquisitions, distribution agreements with third parties and product research and development, including regulatory approvals and compliance, have significant and sometimes unpredictable events that can result in material financial and accounting events, including reserves, write-offs and litigation. For example, in our Eurosilicone acquisition, we made an aggregate of $754,463 in negative purchase accounting adjustments, we have incurred a total of $6,700,042 in provisions and write-offs in connection with our PIP.America subsidiary's distribution agreement with PIP because of past uncertainties regarding PIP's ability to pay its portion of the product replacement program for its products distributed in the United States, and Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. These aspects of our business, such as acquiring companies and technologies, establishing and administering distributor relationships and developing new products, are part of our business strategy. As a result of the significance of these events, their unpredictable timing and frequency and the variance in structure and outcome, these events and their financial impact are unpredictable and can create material fluctuations in our financial results.

If our intellectual property rights do not adequately protect our products or technologies, others could compete against us more directly.

        Our success depends in part on our ability to obtain patents or trademarks or rights to patents or trademarks, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses and we are able to enforce those rights. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents and trademarks, our intellectual property includes trade secrets and proprietary know-how. We seek protection of this intellectual property primarily through confidentiality and proprietary information agreements with our employees and consultants. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

We depend on a limited number of suppliers for certain raw materials and the loss of any supplier could adversely affect our ability to manufacture many of our products.

        We currently rely on a single supplier for silicone raw materials used in many of our products. We only have an oral supply agreement with this supplier which includes an understanding that they will transfer the necessary formulations to us in the event that it cannot meet our requirements. We cannot guarantee that this agreement will be enforceable or that we would be able to produce a sufficient amount of quality silicone raw materials in a timely manner. We will also depend on a sole or limited number of third-party manufacturers for silicone breast implants to be distributed by us in the North America market.

Our international business exposes us to a number of risks.

        A significant part of our current sales are and a significant part of our projected future sales will be derived from international operations. In addition, we have and anticipate having in the future material international suppliers and operations, including manufacturing operations. Accordingly, we are exposed to risks associated with international operations, including risks associated with re-valuation of the local currencies of countries where we purchase or sell our products or conduct business, which may result in our purchased products becoming more expensive to us in U.S. dollar terms or sold products becoming more expensive in local currency terms, thus reducing demand and sales of our products, or increased costs to us. Our operations and financial results also may be significantly affected by other international factors, including:

  •
  foreign government regulation of medical devices;

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  product liability claims;

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  new export license requirements;

  •
  political or economic instability in our target markets;

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  trade restrictions;

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  changes in tax laws and tariffs;

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  inadequate protection of intellectual property rights in some countries;

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  managing foreign distributors, manufacturers and staffing;

  •
  managing foreign branch offices; and

  •
  foreign currency translations.

        If these risks actually materialize, our sales to international customers, as well as those domestic customers that use products manufactured abroad, may decrease or our supplier or manufacturing costs may materially increase.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

        Our success will depend upon our ability to attract and retain key managerial, financial, technical, selling and marketing personnel. The lack of key personnel might significantly delay or prevent the achievement of our development and strategic objectives. Although we maintain a key man policy on two of our Eurosilicone managers for the benefit of our commercial bank lenders, we do not maintain any other key man life insurance on any of our employees. Other than certain of our executives who are parties to employment agreements, none of our employees is under any obligation to continue providing services to us. We are continuing to build our management and technical staffs. We believe that our success will depend to a significant extent on the ability of our key personnel, including the new management and technical staffs, to operate effectively, both individually and as a group. Competition for highly skilled employees in our industry is high, and we cannot be certain that we will be successful in recruiting or retaining these personnel. We may also face litigation from competitors with hiring personnel formerly employed by them.

MediCor's future growth will place a significant strain on our managerial, operational, financial and other resources.

        Our success will depend upon our ability to manage our internal and acquisition-based growth effectively. This will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. We anticipate that we will need to hire and retain numerous additional employees and consultants for both internal and acquisition-based growth for some time. Integration of these employees and consultants and employee and consultant loss in the process will require significant management attention and resources. Our systems, procedures, controls and personnel may not be adequate to support our future operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model.

If our suppliers, collaborative partners or consultants do not perform, we will be unable to obtain, develop, market or sell products as anticipated and we may be exposed to additional risks.

        We have in the past and may in the future enter into supply, collaborative or consulting arrangements with third parties to supply or develop products. These arrangements may not produce or provide successful products. If we fail to establish these arrangements, the number of products from which we could receive future revenues will be limited.

        Our dependence on supply, collaborative or consulting arrangements with third parties subjects us to a number of risks. These arrangements may not be on terms favorable to us. Agreements with suppliers may limit our supply of products or require us to purchase products we can not profitably sell. They may also restrict our ability to market or distribute other products. Agreements with consultants or collaborative partners typically allow the third parties significant discretion in electing whether or not to pursue any of the planned activities. We cannot with certainty control the amount and timing of resources our suppliers, collaborative partners or consultants may devote to our products and these third parties may choose to pursue alternative products. These third parties also may not perform their obligations as expected. Business combinations, significant changes in their business strategy, or their access to financial resources may adversely affect a supplier's, partner's or consultant's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our suppliers, partners or consultants, which could lead to delays or termination of the arrangements and time-consuming and expensive litigation or arbitration.

Our quarterly operating results are subject to substantial fluctuations and any failure to meet financial expectations for any fiscal quarter may disappoint securities analysts and investors and could cause our stock price to decline.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  changes in demand for our products;

  •
  our ability to meet the demand for our products;

  •
  movement in various foreign currencies, primarily the Euro, the British Pound and the U.S. dollar;

  •
  existing and increased competition;

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  our ability to compete against significantly larger and better funded competitors;

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  the number, timing, pricing and significance of new products and product introductions and enhancements by us and our competitors;

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  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

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  changes in pricing policies by us and our competitors;

  •
  the timing of significant orders and shipments;

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  regulatory approvals or other regulatory action affecting new or existing products;

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  litigation with respect to product liability claims or product recalls and any insurance covering such claims or recalls; and

  •
  general economic factors.

        As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and investors should not rely upon these comparisons as indications of future performance. These factors may cause our operating results to be below market analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

If we default on the terms of our senior secured convertible notes, our lenders could foreclose on our assets and force us out of business.

        On April 26, 2006, we sold senior secured convertible notes in an original aggregate principal amount of $50,000,000. Our obligation to repay these notes is secured by a first lien on all of our assets, including all of the assets of certain of our subsidiaries that guaranteed payment and performance of all or any portion of the obligations by us to the holders of these notes. If we are unable to make timely payment of principal or interest on these notes, or if we default on any of the covenants or other requirements of our loan agreements, the holders of these notes will be able to foreclose on our assets. Such foreclosure could force us out of business.

Legal and Regulatory Risks

If we are unable to avoid significant product liability claims or product recalls, we may be forced to pay substantial damage awards and other expenses that could exceed our reserves and any applicable insurance coverage.

        In the past, the breast implant manufacturing industry has been subject to significant litigation alleging product liability. We also have in the past been, currently are, and may in the future be subject to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. These claims may be brought even with respect to products that have received, or in the future may receive, regulatory approval for commercial sale. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure. Some breast implant manufacturers that suffered these types of claims in the past have been forced to cease operations or even to declare bankruptcy. We may also face a substantial risk of product liability claims from other products we may choose to sell. In addition to product liability claims, we may in the future need to recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors, or other safety or regulatory reasons. Product liability claims, relating to alleged product defects, are distinguishable from product warranty claims, which relate to allegations that products do not meet warranties of merchantability or fitness for a particular purpose. We address the substance of potential product warranty claims relating to products distributed by us in the United States through our product replacement programs discussed in the Business section of this prospectus.

        We do not presently have liability insurance to protect us from the costs of claims for damages due to the use or recall of our products, except that our Biodermis subsidiary carries a limited amount of product liability insurance related to its products. We may in the future seek additional insurance, which will be limited in both circumstance of coverage and amount. Recent premium increases and coverage limitations, including specifically limitations or prohibitions by insurers on insurance covering breast implant manufacturers, may make this insurance uneconomic or even unavailable. However, even if we obtain or increase insurance, one or more product liability claims or recall orders could exceed any coverage we may hold. If we continue to have limited or no coverage or our insurance does not provide sufficient coverage, product liability claims or recalls could result in losses in excess of our reserves.

Lawsuits, including those seeking class action status, may, if successful, cause us to incur substantial liability, including damage awards and significant legal fees that may exceed our reserves.

        Lawsuits have been filed naming us or one of our subsidiaries, the French manufacturer from which we purchase breast implant products, and the U.S. distributor of those same products who preceded our subsidiary in the U.S. market. In these suits the plaintiffs have sought or currently seek, among other things, class action status for claims, including claims for breach of warranty. The claims arise from products distributed both before and after our subsidiary that distributed the products came into existence. Although certain of the claims arise from products distributed by the other distributor prior to our subsidiary coming into existence, we have still been named as a defendant. While we have reserved an amount equal to the outstanding product replacement claims for claims arising from products our subsidiary did distribute, the plaintiffs are seeking to hold our subsidiary responsible for more damages. There can be no assurance we can terminate the litigation as to our subsidiary for reserved amounts. Although our subsidiary is indemnified by three separate entities, including Poly Implants Protheses, S.A., the French manufacturer, PIP/USA, Inc. the previous distributor, and Mr. Jean Claude Mas, personally, there can be no assurance this indemnity will protect us, as there is no guarantee the French manufacturer, the previous distributor, or Mr. Mas will, or is able to, honor the indemnification they have provided. Eurosilicone is also party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged.

        If our subsidiaries are unsuccessful in defending against the claims involved in these suits, or if class action status is achieved in the product warranty cased, and the indemnification were to prove non-reliable, our subsidiary named in that litigation could be responsible for significant damages above the reserves and available assets needed to satisfy such a judgment. Eurosilicone does not have any reserves relating to the patent action against it.

Our Eurosilicone, Biosil and Nagor operations do not carry product liability or similar insurance and may expose us to additional risk.

        Our French Eurosilicone subsidiary and our United Kingdom based Biosil and Nagor subsidiaries have not in the past had a formal or informal product replacement or any similar program. However, they also do not have a history of product-related litigation. We believe this is in part due to not selling products in the United States, which historically has been much more litigious than the rest of the world. Eurosilicone and Nagor also have in the past relied on third-party distributors to support those products in countries where most sales occur to support those products. Eurosilicone recently began introducing a product replacement program on a country-by-country basis. We expect that a similar program will be developed for the Biosil products marketed by Nagor and our other subsidiaries. The institution of these product replacement programs outside the United States or significant changes in litigation experience outside the United States may expose our subsidiaries to additional potential liability. Although we have policies of carefully observing corporate formalities and otherwise seeking to preserve the protection of the corporate form, there can be no assurance that some or all of these potential liabilities will not expose us or our other subsidiaries to potential liabilities as well.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. Eurosilicone has not established any reserves relating to this litigation.

We are subject to substantial government regulation, which could adversely affect our business.

        The production and marketing of our products and intended products and our research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities, both in the United States and abroad. Most of the medical devices we sell or intend to sell or develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process before they can be marketed. This process makes it longer, more uncertain and more costly to bring the products to market, and some of these products may not be approved, or, once approved, they may be recalled. The pre-market approval process can be particularly expensive, uncertain and lengthy. Many devices for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our suppliers or collaborative partners do not comply with applicable regulatory requirements, this could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA or other government entity approval of new products would adversely affect our business.

        Delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations or criticisms of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Internationally, there is a risk that we or our suppliers or collaborative partners may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we or our suppliers or collaborative partners may not receive FDA approval to market our current or future products for broader or different applications or to market updated products that represent extensions of our, our suppliers' or collaborative partners' basic technology. In addition, we or our suppliers or collaborative partners may not receive export or import approval for products in the future, and countries to which products are to be exported may not approve them for import.

Government regulation of manufacturing of medical devices is expensive and time consuming for manufacturers and may result in product unavailability or recalls.

        Medical device manufacturing facilities also are subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our or our suppliers' or collaborative partners' compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our manufacturing and research activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to this Offering

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

        We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. In addition, our outstanding senior secured convertible notes contain provisions that restrict our ability to declare and pay any dividends or make any distributions (whether in cash, stock, equity securities or property). The terms of those notes and the related warrants also contain provisions that may make the declaration and payment of dividends undesirable to the extent such dividends would result in a decrease of the conversion or exercise price of the notes and warrants. The payment of dividends in the future will be at the discretion of our board of directors. Therefore, an investor who purchases our common stock in this offering, in all likelihood, will only realize a profit on its investment if the market price of our common stock increases in value.

We will sell additional equity securities in the future which will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus.

        In the future we will sell additional shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. In the future we will also issue additional options to purchase our common stock to our employees, possibly including our executive officers, and our directors, and possibly to consultants and vendors. We also intend to issue shares of our common stock in connection with acquisitions or other commercial transactions and to holders of outstanding debt, including holders that are affiliates. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will be at presently undetermined prices, which may be lower than the price at which other holders of common stock purchased shares, and may be dilutive to those holders and will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus. These issuances may also be dilutive to our current stockholders and by the purchasers of our common stock offered by this prospectus. These issuances may also adversely affect prevailing market prices for our common stock.

The exercise of outstanding options, warrants, and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying these options and conversion rights may adversely affect prevailing market prices for our common stock.

        As of the date of this prospectus, there are outstanding options to purchase an aggregate of 4,783,236 shares of our common stock at per share exercise prices ranging from $0.08 to $4.30. Furthermore, outstanding shares of our series A preferred stock may be converted into 1,676,897 shares of our common stock at any time, and outstanding convertible debentures may be converted into an aggregate of 50,000 shares of our common stock at any time. In addition, subject to certain limitations, our outstanding senior secured convertible notes may be converted into an aggregate of 12,500,000 shares of our common stock at any time, our outstanding subordinated convertible note may be converted into an aggregate of 9,375,000 shares of our common stock at any time and the warrants and the subordinated warrant issued in connection with all these notes may be converted into an aggregate of 7,491,667 shares of our common stock at any time. In addition, subject to the limitations in our outstanding senior secured convertible notes and the related warrants, we may issue additional shares of our common stock in respect of dividends paid on outstanding shares of our series A preferred stock. The exercise of such outstanding options, warrants and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options and conversion rights may adversely affect prevailing market prices for our common stock.

The price of our common stock has historically been volatile.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter-to-quarter variations in operating results or news announcements by us or our competitors as well as market conditions in the medical device industry generally or the breast implant segment of that market specifically or changes in earnings estimates by securities analysts may cause the market price of our common stock to fluctuate significantly. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

Selling stockholders may choose to sell securities at prices below the current trading price.

        Selling stockholders are not restricted as to the prices at which they may sell their common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our common stock is thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors, and our stock may not be eligible to be listed on AMEX following effectiveness of the registration statement of which this prospectus is a part.

        Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or national or regional exchanges, such as the New York Stock Exchange and the American Stock Exchange. Securities traded on the OTC Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. In addition, on January 4, 2005 we filed with the SEC the registration statement of which this prospectus is a part and on May 8, 2006 we filed a registration statement relating to the resale of common stock underlying the senior secured convertible notes, the subordinated convertible notes and the related warrants and subordinated warrant. That filing, as well as the filing of the registration statement of which this prospectus is a part, and our stated intention to seek to list our common stock on the American Stock Exchange, may also adversely affect investors' willingness to trade our stock until such listing. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board. Quotes for stocks included on the OTC Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of shares of our common stock may have been unable to resell their shares at or near their original acquisition price, or at any price. We have filed an application to have our common stock listed on the American Stock Exchange. The American Stock Exchange has indicated to us that effectiveness of the registration statement that we previously filed and that was delayed pending the closing of our Biosil and Nagor acquisitions (or a similar registration statement registering sufficient shares to reasonably facilitate the establishment of a meaningful public float) is a prerequisite to being listed on the exchange. However, there can be no assurance that following effectiveness of the registration statement of which this prospectus is a part our common stock will be approved for listing or listed on the American Stock Exchange. If our common stock is approved for listing, because we will have no prior trading history on the American Stock Exchange, there also can be no way to determine the prices or volumes at which our common stock would trade on the American Stock Exchange. Holders of shares of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

We have been subject to the penny stock regulations and will continue to be unless and until our common stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market.

        SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on a national securities exchange or quoted on the Nasdaq Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. Unless and until our common stock is listed on a national securities exchange such as the American Stock Exchange or quoted on the Nasdaq Stock Market or trades consistently above $5.00 per share, our common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

The terms of our outstanding preferred stock or future preferred stock may negatively affect the value of our common stock.

        We have the authority to issue an aggregate of 20,000,000 shares of preferred stock which may be issued by our board of directors with such preferences, limitations and relative rights as our board may determine without a vote of our stockholders. Presently we have authorized 45,000 shares of preferred stock in one series, Series A 8.0% Convertible Preferred Stock, 6,456 of which were outstanding on the date of this prospectus. Our series A preferred stock has, and other classes of our preferred stock we may issue in the future will have, priority over our common stock in the event of liquidation or dissolution. In the event of our liquidation or dissolution, our then-outstanding preferred stock (including series A preferred stock) will have priority of payment over all shares of our common stock. Preferred stock also generally has priority on payment of dividends over common stock. Our series A preferred stock has this priority, meaning that no dividends may be paid on our common stock unless all accrued dividends on our series A preferred stock have been paid. Each holder of convertible preferred stock (such as our series A preferred stock) may also generally, at the holder's option, convert the preferred stock into common stock at any time. We cannot predict whether, or to what extent, holders of convertible preferred stock will convert to common stock. Preferred stock may also provide that the holders thereof may participate with the holders of common stock on dividends or liquidation. This may have the effect of substantially diluting the interest of the common stock holders. Our series A preferred stock is not a participating preferred stock, though it is convertible into our common stock.

        Our series A preferred stock is presently convertible into shares of our common stock at a price of $3.85 per share of common stock based on the initial $1,000 liquidation preference per share of series A preferred stock. Our series A preferred stock also vote on an as-converted basis, have the right to elect two of our seven authorized directors and have special voting rights on specified significant transactions or events. The certificate of designation for the series A preferred stock includes a provision that if certain EBITDA or common stock value targets are not met by June 30, 2008, then the liquidation preference of our series A preferred stock will be increased pursuant to the formula, capped at 83% of the original liquidation preference of the originally issued series A preferred stock.

        The perceived risk of dilution or any actual dilution occasioned by the conversion of our series A preferred stock, any other future series of preferred stock and/or issuance of awards under the 1999 stock compensation program may discourage persons from investing in our common stock or cause our stockholders to sell their shares, which would contribute to the downward movement in stock price of our common stock. New investors could also require that their investment be on terms at least as favorable as the terms of our series A preferred stock (or another series of preferred stock) due to the potential negative effect of the dilution on a potential investment. In addition, downward pressure on the trading price of our common stock could encourage investors to engage in short sales, which would further contribute to downward pressure on the price of our common stock.

        The rights, preferences, powers and limitations of our series A preferred stock, as well as those of any future series of preferred stock as may be established, may have the effect of delaying, deterring or preventing a change of control of our company.

Risks Related to our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of action not in your best interests.

        Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. These limitations on recourse against officers and directors and the affirmative protections of officers and directors may limit or restrict actions by or on behalf of the company or stockholders, which could adversely affect the company or our stockholders. See "Management—Indemnification."

Concentration of ownership of our common stock by our management and others and termination of employment agreements we have entered into with our executive and other officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of MediCor.

        Our officers and directors as a group currently own an aggregate of 12,519,782 shares of common stock, hold securities convertible into 1,031,948 shares of common stock, and have been granted options to purchase an additional 1,492,322 shares of common stock. Not all of these options can be exercised immediately and the options are exercisable at prices ranging from $1.50 to $4.30 per share. We may in the future issue additional shares of common stock, or securities exercisable for or convertible into common stock, to our officers or directors.

        If our executive officers and directors exercised their options and converted all of the securities beneficially owned by them into an aggregate of 15,044,052 shares of our common stock, our officers and directors would own approximately 57% of our then-outstanding common stock. This concentration of ownership would probably insure our management's continued control of MediCor.

        In addition, Sirius Capital or Sirius, an investment fund affiliated with the family of our chairman, currently holds approximately $37,500,000 of our debt in the form of our subordinated convertible note and our subordinated warrant to purchase 2,343,7500 shares of our common stock. Although the convertibility and exercisability of this note and this warrant are limited by the terms of our senior secured convertible notes and the related warrants. If some or all of the subordinated convertible note were converted into our common stock, or such subordinated warrant was exercised in whole or in part, Sirius could own a substantial percentage of our outstanding common stock. This additional concentration of ownership of our common stock could further discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor and thereby prevent increases in the market price of our common stock.

        We have entered into employment agreements with Messrs. Theodore Maloney, Jim McGhan and Paul Kimmel, three of our executive officers. These agreements provide for payments to them in the event that their employment is terminated by us, including without "good reason" as defined in the agreements. We will pay an amount equal to two times the annual base compensation paid by us to such person plus applicable pro rata bonus amounts in the event of a termination by us without cause, as defined in the agreements, or a termination by the executive for good reason, which includes the occurrence of a change in control, as defined in the agreements. The employment agreements further provide that in the event of the death or disability of any of Messrs. Maloney, McGhan or Kimmel, we will pay to such person an amount equal to three months' compensation or compensation through the date our long-term disability policy begins paying benefits, as applicable. These termination of employment agreements may discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor. See "Management—Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and other written and oral statements made from time to time by us, do not relate solely to historical facts. These "forward-looking statements" are identified by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words and expressions. These forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially, including those factors described below, together with the other information contained in this prospectus. It is not possible to foresee or identify all factors affecting our forward-looking statements and you should not consider any list of such factors to be exhaustive. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our series A preferred stock or our convertible debentures.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

        Prior to the effectiveness of the registration statement of which this prospectus is part, our common stock has traded on the OTC Bulletin Board. We have filed an application to have our common stock listed on the American Stock Exchange.

        On May 1, 2006, we had approximately 559 stockholders of record. Our common stock price at the close of business on May 1, 2006 on the OTC Bulletin Board was $4.00 per share. The average of the bid and asked price on that date on the OTC Bulletin Board was $3.85.

        The table below sets forth the high and low bid prices of our common stock for the periods indicated as reported on the OTC Bulletin Board under the symbol MDCR. Quotations reflect prices between dealers, do not reflect retail markups, markdowns or commissions, and may not necessarily represent actual transactions. Our initial registration statement on Form SB-2 was first declared effective on September 24, 2001, our common stock commenced trading on the OTC Bulletin Board in the quarter ended March 31, 2002, the third quarter of our 2002 fiscal year, the merger of Scientio, Inc. and International Integrated Incorporated, creating MediCor Ltd., occurred February 7, 2003, we first filed the registration statement of which this prospectus is a part on January 4, 2005 and we filed a registration statement relating to the resale of other shares of common stock issuable by us to third parties on May 8, 2006.

	High	Low
Fiscal 2004
Quarter ended September 30, 2003	$4.70	$1.01
Quarter ended December 31, 2003	$2.80	$1.01
Quarter ended March 31, 2004	$5.50	$1.05
Quarter ended June 30, 2004	$5.20	$2.50
Fiscal 2005
Quarter ended September 30, 2004	$5.55	$4.30
Quarter ended December 31, 2004	$5.35	$3.55
Quarter ended March 31, 2005	$4.75	$3.00
Quarter ended June 30, 2005	$4.00	$3.00
Fiscal 2006
Quarter ended September 30, 2005	$3.99	$3.00
Quarter ended December 31, 2005	$4.00	$3.10
Quarter ended March 31, 2006	$3.10	$3.10

Dividends

        We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discuss our financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country accounting for about 13% of total breast implant sales. Breast implant and other implant products account for about 91% of total sales for the quarter ended December 31, 2005, while scar management products contributed approximately 9% of total sales. We sell our products to hospitals, surgical centers and physicians, primarily through distributors, as well as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights. We believe that the acquisitions of Eurosilicone SA and Biosil Limited and Nagor Limited will have material, positive impacts on our historical sales and cash flow.

        Currently, we have two main product lines:

  •
  breast and other implants for aesthetic plastic and reconstructive surgery; and

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  scar management products.

Breast and other implant products

        Our primary product line is breast implants, accounting for about 93% of total sales for the six months ended December 31, 2005. With the acquisition of Eurosilicone in July 2004, we have become the third largest breast implant manufacturer in the world in terms of sales, with an estimated 17% of the non-U.S. market. With the acquisition of Biosil and Nagor in April 2006, we estimate we have a market share of approximately 30% of the non-U.S. market. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 15% of sales. Eurosilicone also manufactures a broad line of other implant products targeted for the aesthetic, cosmetic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis, which collectively account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, as more fully described in the financial statements and notes and the financing for the acquisition of Biosil and Nagor was primarily provided through the private placement of convertible notes and warrants.

        Our strategy to gain entry into the U.S. saline filled breast implant market relies upon our recent acquisition of Biosil and Nagor contractual agreements with independent parties with whom we are working to obtain FDA approval of their PMA applications. The PMA application for the Biosil inflatable saline breast implant has been submitted in module format, and we are addressing observations arising from the FDA review of the clinical data. The four-year interval clinical trial data is currently being analyzed and will be submitted as a PMA amendment following completion of that analysis. Although we anticipate submitting the appropriate data in response to the FDA's observations and guidance in the second quarter of 2006, there can be no assurance of timing, review or decision concerning the PMA application. We are also continuing to work with Poly Implants Protheses; S.A. in furtherance of the PMA application for PIP's pre-filled saline breast implant. We are currently assisting in the collection of appropriate data through its ongoing clinical trial. We intend to submit the PMA application to the FDA upon satisfactory completion of data collection and analysis. Although we anticipate submission of the completed PMA application during 2006, there can be no assurance of timing, review or decision concerning the PMA application. Although we are not the manufacturer we do and will continue to provide technical and other assistance with the clinical trials and regulatory efforts.

Scar Management Products

        HPL BioMedical, Inc., one of our subsidiaries which does business under the name Biodermis, competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. Sales from these products contributed about 7% of total sales for the three months ended September 30, 2005. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDerm™ silicone gel sheeting and Xeragel™silicone ointment. Internationally, the same products are also marketed under the names TopiGel™ and DermaSof™.

        Biodermis' secondary product lines consist mainly of two products, EPIfoam™ and HydroGOLD™. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion. Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these OEM customers are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Application of Critical Accounting Policies and Estimates

        Management's Discussion and Analysis or Plan of Operation addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies set forth below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

        Management has identified the critical accounting policies to be those related to revenue recognition, inventories, adequacies of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and product replacement programs.

Revenue Recognition

        The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. The Company recognizes revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. The Company does not offer price protection to our third-party distributors or customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on product return history. The Company believes its estimate for anticipated returns is a "critical accounting estimate" because it requires the Company to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically the Company's estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting

Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets" ("SFAS No. 144"), as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 16 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Allowance for Product Replacement Programs

        We have an allowance for product replacement programs for breast implant sales. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value. We believe that our estimate for our product replacement program is a "critical accounting estimate" because it requires us to estimate failure rates, claim rates and amounts, and discount rates. Changes to actual claims and interest rates could have a material impact on our actuarial calculation, which could materially impact our reported expenses and results of operations. Expansion of the programs, either geographically or in extent of coverage, could also have a material impact on our calculation, which could adversely impact our reported expenses and results of operations.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Litigation

        We are involved in various litigation matters as a claimant and as a defendant. We record any amounts recovered in these matters when collection is certain. We record liabilities for claims against us when the losses are probable and can be reasonably estimated. Amounts recorded are based on reviews by outside counsel, in-house counsel, and management.

Results of Operations for Fiscal Year 2005 versus Fiscal Year 2004

Sales

        Sales for the fiscal year ended June 30, 2005 equaled $26,958,547, an increase of $25,536,964 as compared to the prior fiscal year of $1,421,583. The sales of our subsidiary Eurosilicone, acquired on July 5, 2004, drove the increase in sales versus the prior year periods. On a pro forma basis, sales for the fiscal year ended June 30, 2005, increased by about $4.4 million or approximately 20% versus the prior year period. Excluding the estimated impact of foreign exchange rates, the growth rate was about 16%. The growth between periods was attributable to strong unit sales resulting from continued sales efforts and strong demand.

Cost of Sales

        Cost of sales as a percentage of net sales for the fiscal year ended June 30, 2005 were approximately 56% compared to approximately 29% at fiscal year ended June 30, 2004, although the prior year figure does not include the cost of sales for Eurosilicone, so may not be comparable. The majority of the costs associated with the production of our product are recurring, and primarily include labor, raw material and quality control costs. On the basis of the results for the year ended June 30, 2005 which included twelve months of results for Eurosilicone, we expect that cost of sales in the future will remain in line on a percentage basis with this historic level of approximately 56%.

Selling, General and Administrative

        Selling, general and administrative expenses increased to $19,036,314 for the fiscal year ended June 30, 2005 as compared to $8,483,694 for the fiscal year ended June 30, 2004. One of the sources to the increase in expenses can be attributed to the costs from the operations of Eurosilicone which accounted for $8,421,025, all of which was not included in the prior year period. An additional $1,092,886 in SG&A expenses are associated with the operations of our Latin America subsidiaries which were not included in the prior year. The remaining increase of $1,038,709 can be attributed to: travel related expenses of $597,606; payroll and payroll related expenses of $351,381 and licensing fees of $84,892. Of all SG&A expenses, about two-thirds were recurring charges. The reason for the level of SG&A expenses relative to revenue are due to normal start up period costs and costs associated with establishing and maintaining a fixed infrastructure. As our business and sales increase, we anticipate that recurring SG&A expenses will increase in absolute dollars, but decrease as a percentage of sales.

Research and Development

        Research and development in the fiscal year ended June 30, 2005 was $2,691,333 as compared to $2,149,049 for the comparable period in 2004. The increase of $542,284 is primarily attributable to a net increase of higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets.

Interest Expense

        Interest expense increased to $5,315,568 for the fiscal year ended June 30, 2005 as compared to $1,195,543 at June 30, 2004. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to a significant increase in the average principal note payable to related party balances incurred as a result of the Eurosilicone acquisition.

Other Expense

        Other expenses decreased to $106,903 during the fiscal year ended June 30, 2005 from $5,686,849 for the fiscal year ended June 30, 2004. Other expenses consisted primarily of an impaired loss on a patent of $74,129. During the year ended June 30, 2005, the Company wrote off one patent that carried a fair market value of $100,000 due to it being abandoned and subsequently expiring. A decision had been made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to the Company.

Net Loss

        Net loss at the fiscal year ended June 30, 2005 increased to $17,281,768 from $16,566,733 at June 30, 2004. The decline was due to higher selling costs, general and administrative expenses, research and development and interest expense. Basic and diluted loss per share at the fiscal year ended June 30, 2005 was ($0.93) as compared to ($0.94) at fiscal year ended June 30, 2004.

Results of Operations for Quarter and Six Months Ended December 31, 2005 versus Quarter and Six Months ended December 31, 2004

  Sales

        Sales for the three months ended December 31, 2005 equaled $6,981,294, an increase of $836,040 or 14% as compared to the prior year quarter. This growth rate was negatively impacted by unfavorable foreign exchange rates by approximately 3%. Unit growth drove this increase, offset by a decrease in unit prices. Most of the sales growth was driven by the Latin America region.

        For the six months ended December 31, 2005 sales was $12,643,309, an increase of $354,996 or 2% versus the same period a year ago. This growth rate was negatively impacted by unfavorable foreign exchange rates by approximately 3%. Unit growth drove this increase, offset by a decrease in unit prices. The increase in sales for the period was primarily attributable to sales growth in Latin America and other regions, which was then partially offset by a slight decline in European and Asia Pacific sales of breast implants caused by competition and weaker economic conditions in that region. The Company's historical sales growth rate over the most recent four quarters, including the current quarter, was about 8%, and the impact of foreign exchange was immaterial.

  Cost of Sales

        Cost of sales as a percentage of net sales for the three months ended December 31, 2005 was approximately 70% compared to approximately 52% during the same period in 2004. For the six months ended December 31, 2005 cost of sales as a percentage of net sales were approximately 70% compared to 55% during the same period in 2004. The majority of the costs associated with the production of our product are recurring. The resulting decrease in gross margin for the three months ended December 31, 2005 from about 48% to about 30% and the six months ended December 31, 2005 from 45% to 30% was primarily attributable to the decrease in average selling prices of breast implants as described above. Additionally, an increase in production labor and quality control costs contributed to the decline in gross margin for the quarter ending December 31, 2005. These additional costs arose because the Company has initiated ongoing programs to improve manufacturing efficiencies and quality systems, which we believe will enable us to increase production and lower future unit cost of sales. Based on our historical review of costs, we expect that cost of sales in the future will remain in line on a percentage basis with this historic level of approximately 66%.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased to $4,083,567 for the three months ended December 31, 2005, as compared to $5,502,039 during the same period in 2004. The decrease can be attributed to a vendor settlement of $983,558 relieving accounts payable; lower bad debt expense of $954,888; a bad debt recovery of $672,663; a reduction in product replacement expense of $241,469; a decline in accounting fees of $240,141; lower commission expense of $94,747 and a reduction in other various expenses of $275,604. These were offset by a legal settlement of $1,000,000 in addition to an increase in payroll of $549,882 and acquisition expense of $494,716. Of all SG&A, the majority of the expenses were recurring charges for this quarter.

        For the six months ended December 31, 2005, SG&A decreased to $7,662,633 as compared to $9,173,413 during the same period a year ago. The decrease can be attributed to a vendor settlement of $983,558 relieving accounts payable recorded in a prior period; lower bad debt expense of $820,214; a bad debt recovery of $672,663; a reduction in product replacement expense of $608,744; a reversal of $517,536 in long-term accrued liability previously provided for in a prior period and lower commission expense of $290,490. These were offset by a legal settlement of $1,000,000 in addition to an increase in payroll $797,342; travel related expenses of $274,484; amortization and depreciation expense of $258,611 and other expenses of $51,988. Of all SG&A, the majority of the expenses were recurring charges for this period.

  Research and Development Expenses

        Research and development expenses in the recent quarter ending December 31, 2005 were $573,148, as compared to $567,475 for the comparable period in 2004. For the six months ended December 31, 2005, research and development expenses increased to $1,485,713 as compared to $1,201,189 for the same period a year ago. The increase of $284,524 is primarily attributable to a net increase in spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $180,859 and costs relating to the development of other product lines were $103,665. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets.

  Interest Expense

        Interest expense increased to $1,322,972 for the three months ended December 31, 2005, compared to $1,260,044 in same period in the prior year. Interest expense increased to $2,777,275 for the six months ended December 31, 2005, as compared to $2,529,483 for the six months ended December 31, 2004. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to an increase in the average principal balance on the note payable to related party.

  Net Loss

        Net loss before preferred dividends for the three months ended December 31, 2005 decreased to $4,141,712 from $4,306,139 for the comparable period in the previous year. Net loss before preferred dividends increased from $7,632,003 reported in the six months ended December 31, 2004 period to $8,243,133 for the six months ended December 31, 2005. The change was due to higher selling costs, research and development and interest expense, which was then offset by a decrease in general and administrative expenses. Basic and diluted loss per share was $(0.21) for the three month period compared to $(0.26) for the comparable period last year. Basic and diluted loss per share was $(0.42) for the six month period compared to $(0.46) for the comparable period last year.

Liquidity and Capital Resources

        Cash used in operations during the six months ended December 31, 2005 was $7,150,152 as impacted by selling, general and administrative continued startup costs, research and development and interest expense. Our investing activities of $230,271 was due to the acquisition of additional fixed assets.

        Our ability to make payments to refinance our debt and to fund planned capital expenditures and operations will depend on our ability to secure additional significant financing and generate sufficient cash in the future. Currently, we have only limited product sales in the United States and will not be in a position to materially increase United States sales until the FDA issues a pre-market approval relating to one or more of the products sought to be sold by us. We are currently funding activities for two pre-market approval applications which are operating expenses.

        Historically we have raised funds to support our operating expenses and capital requirements through sales of equity or debt securities or through other credit arrangements, including borrowing from our affiliates. Our existing cash, cash equivalents and cash generated from operations, including the operations of Eurosilicone, Biosil and Nagor, will be sufficient to meet our anticipated cash needs for at least the next 12 months. To the extent our future liquidity requirements are greater than these capital resources, we plan on being able to obtain any necessary additional funds through the incurrence of additional indebtedness or issuance of equity securities.

        We expect our operating losses to continue and anticipate that we will need between $1.5 and $2 million in additional liquidity to cover negative cash flow in the balance of fiscal 2006. In addition, to the extent we want to pursue additional acquisitions, we expect that we will need additional financing. We do not presently have any commitments for such financing and it may not be available when we need it, on terms acceptable to us or at all. The lack of adequate financing could adversely affect our ability to effect acquisitions. Our Eurosilicone Holdings subsidiary may be required to make a performance payment of up to €3 million to the sellers in fiscal 2007 under the Eurosilicone acquisition agreement and our Biosil U.K. Holdings Ltd. subsidiary will be required to make subsequent payments of £3.5 million in each of fiscal 2007 and 2008 under the Biosil/Nagor acquisition agreement. If its payment is required and Eurosilicone Holdings does not otherwise have sufficient funds from dividends or distributions from Eurosilicone to pay it, Eurosilicone Holdings intends to draw the necessary funds from its credit facility with BNP Paribas, which was established in part specifically to provide a back-up funding source for its performance payments. Although Eurosilicone, and Biosil and Nagor on a combined basis, each have positive cash flow, it may or may not be sufficient to fund all of their respective projected operational, working capital, financial and other obligations. As a result, we expect that from time to time that one or more of these operating subsidiaries may have any additional liquidity needs which may require MediCor or third-party, such as bank, financing.

        Our revenues are primarily denominated in U.S. dollars, in Euros and British pounds, with U.S. dollars accounting for approximately 50% of total revenues. Our expenses are primarily denominated in U.S. dollars, with the exception of certain operating expenses of Eurosilicone, Biosil and Nagor. We have a net foreign exchange exposure impact of approximately 10% of our sales, which is primarily attributable to the Euro and the British Pound. We do not currently hedge against foreign exchange risk and do not have any plan to do so in the immediate future.

BUSINESS

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold in foreign countries (non-U.S.) and foreign sales are currently about 95% of total sales, with Brazil accounting for about 15% of total breast implant sales. Breast implant and other implant products account for about 93% of total sales for the quarter ended December 31, 2005, while scar management products contributed approximately 7% of total sales. We sell our products to hospitals, surgical centers and physicians primarily through distributors, but also as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies.

        To achieve our objective, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. Because of our management team's experience in these target markets, and in particular the breast implant market, we focused our strategy from the outset on acquiring the rights to products or their manufacture in the breast implant market so we can compete as one of the world leaders in this market. We intend to continue to accomplish our intended growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Implementation of our expansion and acquisition strategy commenced in 1999, when we were presented with the opportunity to be appointed a distributor for the Poly Implants Protheses, S.A., or PIP, pre-filled saline breast implant in North America. In 1999, PIP appointed our III Acquisition Corp. subsidiary (which does business under the trade name PIP.America) a distributor for PIP products in North America. At the time, these products were being sold, as were other breast implants, under an exclusion from pre-market approval requirements provided by United States Food and Drug Administration, or FDA, regulations. Prior to May 2000, PIP.America distributed in the United States pre-filled saline breast implants manufactured by PIP, on both a direct and a consigned inventory basis. As of May 2000, the FDA notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP products ceased in November 2002 pending final pre-market approval, or PMA, clearance. PIP managed the PMA process until March 2004, when PIP.America amended its agreement with PIP and amended financial and management responsibility for completing the PMA process. In this capacity PIP.America will be responsible for funding the completion of the clinical trial and managing the submission of PMA data. As a result of the amended agreement, PIP.America acquired ownership of the PMA. As sole owner of the PMA, we will have exclusive control of all U.S. distribution of products approved under the PMA. PIP.America's distribution agreement with PIP is a customary agreement of its type under which PIP.America purchases breast implants from PIP at agreed prices and is then free to resell that product at prices determined by PIP.America.

        In 2001, we considered related product lines that were in our target markets and were revenue producing. We identified HPL Biomedical, Inc., which was operating under the name Biodermis. It was active in the specialty field of scar management and post-operative care products. Consistent with our business strategy, we acquired Biodermis through a stock acquisition. Historic sales of this product line have been less than $2 million per year, with single customers accounting for as much as 25% in 2003 and 8% in 2004. As a result of this concentration, Biodermis has experienced sales changes as large customers have altered their ordering patterns. Biodermis anticipates that these fluctuations will diminish if its efforts to diversify its customer base are successful.

        In April 2002, we identified an opportunity to potentially distribute in the United States inflatable saline breast implants. We determined this opportunity was consistent with our business strategy, and we agreed to acquire substantially all of the assets of the privately-held exclusive U.S. breast implant distributor for Biosil Limited's inflatable saline breast implants. As in the case of PIP's products, these were also available in the United States prior to May 2000. We closed the asset acquisition which involved assets that were insignificant in amount, in April 2005 for $250,000 in cash and 366,667 shares of our common stock. Concurrently, our MediCor Aesthetics subsidiary, entered into a direct exclusive distribution relationship with Biosil for distribution of its saline filled breast implants in the United States. In April 2006, we acquired Biosil and its related international marketing company Nagor. We are now working with the manufacturer to obtain the necessary governmental approvals for distribution of these products in the United States. Although the timing of regulatory approval for either the PIP or Biosil implants is uncertain, we believe that if we are successful in working to bring one or both of these products into the United States our business will be positively affected.

        Commencing in 2002 and concluding in 2003, we also investigated and acquired patents related to new materials with potential for use as fill material for breast implants which we believe may be useful in one or more of our target markets. We determined that acquiring this proprietary technology while it was available for sale was also consistent with our business strategy. We acquired that technology through the purchase of the stock of its owner in exchange for 600,000 shares of our common stock and currently have that technology in our research and development program as part of our new products strategy. Although we believe successful development and instruction of a new generation of breast implants would find market acceptance, there can be no assurance when, if ever, we will commercialize products from that intellectual property.

        In early 2003, we determined that being a company that filed periodic reports (including financial information) with the Securities and Exchange Commission, and whose stock was therefore under certain circumstances and limitations available to be traded, was consistent with our business strategy. We believed it potentially positioned us to use securities as consideration for acquisitions and prepared us for rapid growth and the requisite financing flexibility we believed we would need. In February 2003, our International Integrated Incorporated subsidiary entered into an agreement of merger with a Delaware corporation, Scientio, Inc., in which MediCor became the surviving parent, and a reporting entity.

        Over the next year we continued to pursue the advancement of the PMAs for the PIP and Biosil products and sought other acquisition opportunities that had been in our focus since our inception in 1999.

        Through late 2003 and into early 2004 we negotiated the transaction to acquire Eurosilicone, which we completed in July 2004. Through this acquisition, we acquired the manufacturing capacity to market breast implants throughout the world, subject only to regulatory constraints. In late 2005, we negotiated and in April 2006, we completed the acquisition of Biosil and Nagor. We believe these three acquisitions are pivotal to our business strategy. The continuing Eurosilicone and Biosil/Nagor managements have successfully achieved registrations for their products throughout the world. In addition, several members of the MediCor management team and executives of our subsidiaries have experience in obtaining regulatory approvals and registrations for implantable medical devices for aesthetic medicine throughout the world, including the United States. This experience was gained during former employment with leading companies in the aesthetic medicine sector, including having led the efforts for the 2000 approval of saline breast implants by the U.S. FDA. We believe that

Eurosilicone will have a material, positive impact on our sales and cash flow. As detailed in the historical results, Eurosilicone recorded sales for the year ended December 31, 2003 and December 31, 2002 of €15,825,206 and €13,902,855, respectively.

        Following our Eurosilicone acquisition, we also began implementing our strategy of regional sales and marketing oversight and distributor management. In September 2004, we acquired Dermatological Medical Products and Specialties, S.A. de C.V., a small medical device distributor in Mexico to become part of MediCor Latin America, S.A. de C.V. We effected the acquisition, which involved assets that were insignificant in amount, primarily to acquire a corporate presence in Mexico and to hire its two owners and principal employees, who are now employed by MediCor Latin America as managers and by Dermatalogical Medical Products as commissioned sales personnel. These two employees had previously distributed products for one of our competitors in the Mexican breast implant market. At the time of our acquisition, the company was distributing other medical products for other manufacturers. Following the acquisition, Dermatological Medical Products ceased distributing these products to focus on becoming our second distributor in Mexico (supplementing our existing non-exclusive distributor) and MediCor Latin America is managing distribution of our products throughout Mexico, Central America and South America. As in other regions of the world, our Eurosilicone and Biodermis subsidiaries have one or more distributors in all of our target countries. For example, Eurosilicone had prior to our acquiring it and continues to have distributors in 15 Central and South American countries. As we have done in this region, we intend to put in place in other regions identified by us a regional manager or managers to support and manage, and participate directly in, distribution of our products.

        To fund our acquisitions of Biosil Limited and Nagor Limited and to continue our growth strategy, on April 26, 2006, we entered into a securities purchase agreement with the purchasers of our senior secured convertible notes and related warrants. Under the terms of the securities purchase agreement, we issued these notes in an original aggregate principal amount of $50 million and granted warrants to purchase up to 3,125,000 shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50 million. We agreed to use the U.S. dollar equivalent of £13,000,000 of the proceeds from the sale of the notes and the warrants to pay for the acquisitions of Biosil Limited and Nagor Limited and we agreed to use $3.5 million to pay expenses and commissions related to the sale of the notes and the warrants. The balance of the proceeds were for general corporate purposes, including working capital.

        The principal amount of the senior secured convertible notes carries interest at the three-month LIBOR rate, which is adjusted on each interest payment date, plus 6.00%. The principal amount of the notes will be payable on the maturity date of March 31, 2011 or earlier upon conversion, acceleration or redemption. Interest will be payable every six months beginning on September 30, 2006 and upon maturity or earlier upon conversion, acceleration or redemption. Under the terms of the notes, interest is payable by us either in cash or, if certain criteria are met, through the issuance of our common stock at a conversion price equal to 93% of the weighted average price of our common stock on its principal securities exchange or trading market during the five trading days prior to the relevant interest conversion date; provided, that we may not convert interest payable on the maturity date or any other interest payment date occurring less than 31 trading days prior to the maturity date.

        All or any part of principal amount of each senior secured convertible note and accrued interest thereon is at any time or times convertible into shares of our common stock at the election of the holder at a conversion price of $4.00, which conversion price is subject to adjustment under certain circumstances. In addition, following an underwritten public offering that meets certain qualifications and subject to the satisfaction of certain additional criteria, we have the right to require all principal and all accrued interest due at the maturity date be converted to shares of common stock at the then applicable conversion price. Except in the case of such a company conversion, all conversions of the notes are subject to the restriction that the conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

        The senior secured convertible notes contain customary negative covenants for loans of this type, including limitations on our ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the notes include breaches of our obligations under the notes and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $500,000 and certain bankruptcy events. An event of default under the notes entitles the holders to declare all amounts then outstanding due and payable. We have also granted the holders of the notes rights of first refusal to purchase new securities issued by us, subject to certain exceptions. The notes are secured by all of our assets and all of the assets of certain of our subsidiaries as guarantors agreement for the holders of the notes according to a guarantee and collateral agreement. In addition, certain of our subsidiaries have jointly and severally agreed to guarantee our obligations under the notes and the other agreements relating to the transaction.

        The warrants issued in connection with the senior secured convertible notes are exercisable at any time or times through April 26, 2011 and entitle the holders to purchase shares of common stock at an exercise price of $4.50 per share, which exercise price is subject to adjustment under certain circumstances including dividends and distributions, stock subdivisions, combinations and reclassifications, self tender offers by us and other corporate events. All exercises of the warrants are subject to the restriction that the conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

Products

        Currently, we have two main product lines:

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  breast and other implants for aesthetic, plastic and reconstructive surgery; and

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  scar management products.

Breast and other implant products

        Our primary product line is breast implants. With the acquisition of Eurosilicone in 2004, we have jumped from no current sales to become the third largest breast implant manufacturer in the world. With the acquisition of Biosil and Nagor in 2006 we have further increased our market share. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 15% of sales. Eurosilicone also manufactures a broad line of other implant products targeted to the aesthetic, cosmetic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis. These other products account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, and the financing for the Biosil/Nagor acquisition was primarily provided through the private placement of convertible notes and warrants.

        In addition, we currently are participating, directly or indirectly, in two PMA applications to bring breast implant products into the United States. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Biodermis, one of our subsidiaries, is an innovator in the scar management market and a leader in this technology that is indicated for use in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDermTM silicone gel sheeting, XeragelTM silicone ointment and Pro-SilTM silicone ointment. Internationally, the same products are also marketed under the names TopiGelTM and DermaSofTM.

        Biodermis' secondary product lines consist mainly of two products, EPIfoamTM and HydroGOLDTM. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion.

        Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these companies are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Sales and Marketing

        We sell our products primarily through independent distributors worldwide, as well as through small direct sales forces in Mexico, the United Kingdom and other parts of Europe. We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows, advertisements in trade journals and sales brochures.

Breast Implants

        We sell our Eurosilicone and Nagor-brand breast implant and other products in approximately 85 countries (other than the United States and Canada), primarily through two independent groups of approximately 50 third-party distributors each. We also sell these products through direct sales forces which we are developing and have established in Mexico, the United Kingdom and Germany. Currently, we are awaiting the required FDA clearance to sell breast implants in the United States. The FDA approved PMA applications for two competitors' saline filled products in 2000. We believe that the FDA will approve other PMA applications for saline filled devices in the future following their review of complete PMA applications.

        Following their review of Inamed's PMA application for silicone gel breast implants in late 2003, the FDA issued Draft Guidance for Saline, Silicone Gel, and Alternative Breast Implants in January 2004. While this guidance applies to all types of breast implants, it is most significant in understanding the new requirements for silicone gel breast implants. We anticipate that this guidance will be the basis for the FDA's review of PMA applications going forward. Although, as discussed below, advisory panels in April 2005 made recommendations concerning approval and disapproval of each of our two competitors' PMAs for silicone gel breast implants, the FDA's interpretation and understanding of the new guidance has yet to be demonstrated through their formal decisions concerning acceptability of these two competitors' applications. No public review by the FDA or any alternative breast implants has been undertaken.

        Our strategy to gain entry into the U.S. saline filled breast implant market with the PIP pre-filled implant relies upon our contractual agreements with PIP with whom we are working to obtain FDA approval of the PMA application. The PMA application for the Biosil saline breast implant has been submitted in modular format, and we are addressing observations arising from the FDA review of the application. The four-year interval clinical trial data is currently being analyzed and will be submitted as a PMA amendment following completion of that analysis. Although we anticipate submitting the appropriate data in response to the FDA's guidance in 2005, there can be no assurance of timing, review or decision concerning the PMA application. We are also continuing to work with PIP in furtherance of the PMA application for PIP's implant products. We are currently assisting in the collection of appropriate data through its ongoing clinical trial. Upon completion of data collection and analysis, we will submit the PMA application to the FDA. Although we anticipate submission of the completed PMA application during 2006, there can be no assurance of timing, review or decision concerning the PMA application. Although we are not the manufacturing sponsor for either of these PMA applications, we do and will continue to provide technical and other assistance with the clinical trials and regulatory efforts.

        Our U.S. market entry strategy for silicone gel breast implants is based upon our products currently marketed outside the United States. In April 2005, an FDA advisory panel reviewed the PMA application for each of our two competitors and recommended approval for one and disapproval for the other. Consistent with the panel recommendation, in July 2005, the FDA issued a letter to one of these competitors indicating that its application was in approvable form. Contrary to the panel recommendation, in late 2005 the FDA issued an approval letter to the other manufacturer. Customarily, within a few months following issuance of such a letter the FDA approves the PMA application. At an appropriate time in the future, we intend to initiate clinical trials and PMA applications in the United States in accordance with current FDA guidance and based on product lines marketed internationally. The FDA evaluates each PMA application on its own merits and independently of competing applications. Although we will endeavor to have our future PMA application for silicone gel breast implants consistent with the FDA guidance and understanding, there can be no assurance that these efforts will lead to FDA approval of such application.

        Our earlier distribution of saline-filled products in the United States was based upon the manufacturers having obtained what is known as 510(k) regulatory status for the devices. This refers to a section of FDA regulations that permits the marketing of medical devices without a PMA. Following the approval in 2000 of two competitors' PMA applications for saline breast implants, we were notified that direct sales of the PIP implants to customers would be suspended until the specific products we were distributing received a PMA. The private company sponsors for both the PIP and Biosil PMA applications were pursuing their PMA applications from 1999-2000, but unlike the large U.S.-based manufacturers, neither had a U.S. clinical trial underway at the time of the FDA's call for PMAs for saline breast implants. In addition, neither sponsor had extensive FDA or PMA experience. As a result of all of these factors, neither PMA application advanced as quickly as may have occurred if it had more significant funding and expertise. Nonetheless, each PMA application has advanced in a reasonable manner. However, because of these resource and expertise constraints each has taken longer than is optimal, and, in each case, we have recently become more involved in providing assistance and expertise to enhance the prospects for success and timing of the PMA applications. As is customary in the PMA application process, through ongoing dialogue with the FDA, each of the PMA sponsors has continued to amend and refine its regulatory submissions, including their clinical study data and each continues an ongoing dialogue with the FDA concerning their applications. The FDA's approval of either or both of these PMA applications will provide regulatory clearance to resume our distribution of saline breast implants in the United States.

Scar Management Products

        In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and a distributor. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Competition

Breast Implants

        We face competition in every aspect of our business, and particularly from other companies that acquire, develop, manufacture or market breast implants and breast implant related products. Currently, we consider our primary competitors in the U.S. breast implant market to be Inamed Corporation and Mentor Corporation. In the near term, as we bring products currently scheduled for U.S. distribution to the U.S. market, we will offer only saline filled implants, while Inamed and Mentor will offer saline and silicone filled implants. In the future we may bring a full line of implant types to the U.S. market. Through Eurosilicone and Nagor, we compete internationally with several manufacturers and distributors, including Inamed Corporation, Mentor Corporation, Silimed, S.A. Poly Implants Protheses, S.A., Laboratoires Arion, Laboratories Sebbin S.A., and Laboratoire Perouse Implant S.A. In these international markets, we offer a broad line of saline and silicone filled implants, including various sizes, shapes, textures and cohesivenesses, to compete across the various available product offerings of our competition.

        We believe that the principal factors that will allow our products to compete effectively are high-quality product consistency, product design, broad product array, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our management and products, and our ability to identify and develop or license patented products embodying new technologies.

Scar Management Products

        Currently, we estimate there are approximately 15 companies in the United States and international markets competing for market share among dermatologists and plastic and reconstructive surgeons for products that are competitive with those of Biodermis. EpiDerm, also sold as DermaSof and TopiGel, and Xeragel comprise Biodermis' principal product line and compete against such product lines as "Cica Care," by Smith and Nephew, "Rejuveness," by ReJuveness Pharmaceuticals, "Kelo-Cote" by Advanced Bio-Technologies, Inc., "New Beginnings," by PMT Corporation, and others.

        EPIfoam post-operative compression foam has no direct product-type competition. However, it competes to some extent with a product known as "Reston" foam, manufactured by 3M, a piping and insulation product which is occasionally used off-label by surgeons. HydroGOLDTM hydrogel sheeting competes against such products as "2nd Skin," by Spenco Corp. and "HydraSkin" by HydraSkin Corp.

Research and Development

        We use employee and independent consultant scientists, engineers, and technicians to work on material technology and product design as part of our research and development efforts. Our research and development expense is currently primarily directed toward supporting the clinical trials of our manufactured products or products which we seek to distribute for third parties. In addition, we direct research and development toward development or acquisition of new and improved products based on scientific advances in technology and medical knowledge, together with input from the surgical profession. We have incurred expenses of $2,691,333 and $2,149,049 for the years ended June 30, 2005 and 2004, respectively, for research and development. During the three months ended December 31, 2005, we incurred expenses of $573,148 compared to $567,475 for the same period in 2004. For the six months ended December 31, 2005, we incurred expenses of $1,485,713 compared to $1,201,189 for the same period in 2004. The $542,284 increase for the year ended June 30, 2005 over the prior year was driven by higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets. The $284,524 increase for the six months ended December 31, 2005 over the same period in the prior year was primarily attributable to a net increase in spending associated with the saline breast implant clinical trials. Costs associated with PIP product were $180,859 and costs relating to the development of other product lines were $103,665. We expect that research and development expenses will decrease once we receive required government approvals, but may increase as we bring new products to market or existing products to new markets.

Patents, Licenses, and Related Agreements

        We currently own or have exclusive license rights to numerous patents, patent applications, trademarks and trademark applications throughout the world. Although we believe our patents and patent rights are valuable, our technical knowledge with respect to manufacturing processes, materials, and product design are also valuable. As a condition of employment or consulting, we require that all employees and consultants execute a proprietary information and inventions agreement relating to our proprietary information and intellectual property rights.

        Our intellectual property includes trademarks, patents and trade secret information. Our trademarks cover a large percentage of our commercial products. Most marks are registered in the United States, some are registered outside the United States and additional registrations are being pursued. Our current commercial breast implant line is manufactured and distributed completely outside the United States. Its design technology and manufacturing technology are considered trade secrets. United States patents to which we have acquired ownership and the corresponding foreign patents protect technology under investigation in the research and development of a new generation of breast implant fillers, shell material and component design. While we are hopeful that this research will produce proprietary products, we cannot assure that any developments will be commercialized or that any of our current patents will be material. Another U.S. patent protects a minor product in our dermatology and wound care offerings.

        All patents mentioned in the preceding discussion (except that covering dermatology) were acquired through the acquisition of Intellectual Property International, Inc. The patents currently expire at various dates from November 2009 to May 2024. Additional patents are pending in the United States and in the European community based on new improvements to the specific technology portfolio so acquired.

Manufacturing and Raw Materials

Breast implants

        Prior to our acquisition of Eurosilicone, we did not manufacture any of the breast implant products we sold. All of the saline filled breast implant products we distributed in the past were manufactured in France by PIP. These products were produced in controlled environments utilizing specialized equipment for precision measurement, quality control, packaging, and sterilization. The manufacturing activities for products sold in the United States are subject to FDA regulations and guidelines, and these products and their manufacturing procedures were reviewed by the FDA prior to the FDA's call for a pre-marketing approval for saline breast implants in 2000. As is the case with other European manufacturers, PIP's manufacturing activities are also subject to regulatory requirements and periodic inspections by European regulatory agencies.

        Our Eurosilicone products are manufactured at the Eurosilicone facility in Apt, France. Our Biosil products currently marketed under the Nagor brand are manufactured at facilities located near Birmingham, England and Glasgow, Scotland. Those facilities and its operations are subject to similar standards and government regulation and inspection for manufacturing facilities.

        There are a very few qualified suppliers of silicone raw materials in the world. To the extent we build or acquire manufacturing capability, we will most likely be required to purchase our silicone raw material supplies for production of breast implants from a single-source supplier. Eurosilicone relies upon one manufacturer for its silicone raw material supplies, the same supplier to our largest competitors. Biosil relies on a competing supplier.

Scar Management Products

        Biodermis has developed product lines though OEM vendors. These vendors are single-source suppliers due to the highly specialized nature of the products and the regulatory requirements for the manufacturing of the products. Biodermis is responsible for the governmental regulatory submissions for the products they distribute, as well as a required vendor audit program and internal controls for all aspects of product flow through the facility.

        In the event we build or acquire our own manufacturing facilities for scar management products, we will be subject to all standards and government regulation and inspection required for all Class I and Class II medical devices.

        There are very few qualified suppliers of the raw materials required for the Biodermis products in the world. To the extent we build or acquire scar management product manufacturing capability, we will most likely be required to purchase our raw material supplies for our products from one of these suppliers.

Environmental Compliance

        Our manufacturing facilities are regulated by various national, state, regional and local laws. We believe that our operations are in compliance with all applicable laws and we received no citations or notices of violations in 2004 or 2005. In fiscal 2006, we do not expect to incur any material expense to maintain our compliance level.

Government Regulation

        Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign government health agencies. These regulations, as well as various U.S. federal and state laws, govern the development, clinical testing, manufacturing, labeling, record keeping, and marketing of these products. The majority of our product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope, and may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, or use or their withdrawal from the market.

Regulation of Medical Devices

        Our current products are medical devices intended for human use and are subject to regulation by FDA in the United States. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a PMA in accordance with the federal Food, Drug, and

Cosmetic Act of 1976, as amended. FDA regulations generally require reasonable assurance of safety and effectiveness prior to marketing, including safety data obtained under approved clinical protocols. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls that require compliance with device establishment registration, product listing, labeling, GMPs and other general requirements. Class II devices are subject to special controls in addition to general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes data, including clinical data, supporting the safety and effectiveness of the device. Manufacturing must comply with the FDA's Quality System Requirements for "good manufacturing practices," or GMPs, and the compliance is verified by detailed FDA inspections of manufacturing facilities. These regulations also require reporting of product defects to the FDA. Periodic reports must be submitted to the FDA, including any descriptions of any adverse events reported. The majority of our products are regulated as Class III medical devices. The advertising, promotion and distribution of medical devices are regulated by the FDA and the Federal Trade Commission, or FTC, in the United States. Our Class I and Class II scar management products marketed in the United States have received appropriate regulatory clearances by the FDA. Our Eurosilicone products are not currently approved for sale in the United States, and we have yet to file an application for a PMA for those products. The breast implant lines to which we have agreements for distribution rights in the United States are the subject of separate, ongoing PMA applications that will be submitted to the FDA in their final form and then finally reviewed by the FDA.

        Products marketed in the European Community must comply with the requirements of the European Medical Device Directive, or MDD, and must be CE-marked. Medical device laws and regulations similar to those described above are also in effect in many of the other countries to which we export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Our Eurosilicone and Nagor breast implant lines marketed outside the United States have received the European CE mark and have been registered or approved for sale in other markets. In the European Community, the CE Mark provides sufficient regulatory status for the products to be marketed throughout most of the European and eastern European countries. In Central and South America, Eurosilicone and Biosil have received regulatory approval for their breast implant lines in several countries, including Brazil and Argentina. Eurosilicone's breast implant product line has received approval from the TGA in Australia. Regulatory registration have also been achieved in China. Russian authorities have authorized registration for Eurosilicone's breast implants and a variety of Eurosilicone's other implantable silicone devices. Eurosilicone and Nagor also distribute the Eurosilicone and Biosil breast implant product lines in several countries that do not require additional regulatory approval.

        Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these countries. The current regulatory status of our Biodermis products is discussed in the "Manufacturing and Raw Materials" section above. The current regulatory status of the Eurosilicone and Biosil manufactured products and the other breast implant products we distribute is discussed above and in the "Company History and Business Strategy" section above. Failure to comply with FDA regulations could result in requirements by the FDA to correct such conditions while allowing the affected products to remain on the market. In more serious situations, failure to comply with FDA regulations could result in products being recalled and/or products being prevented from sale in the United States or prevented from exportation abroad.

Regulation of Manufacturing

        For medical devices the manufacturing processes and facilities are subject to continuing review by the FDA and various state and other national agencies. These agencies inspect quality systems and facilities from time to time to determine whether they are in compliance with various regulations relating to manufacturing practices and other requirements. Facilities that manufacture products sold in the United States must comply with the FDA's Quality System Regulation requirements for GMPs. For products sold in Europe, we must demonstrate compliance with the ISO 9000 and 13485 and EN 46000 international quality system standards. Our Eurosilicone products are manufactured outside the United States and are not distributed in the United States. As such, the manufacture of our Eurosilicone and Biosil products are not subject to FDA regulation at this time. Our Eurosilicone and Biosil manufacturing facilities have achieved requisite ISO 9000 and 13485 and EN 46000 compliance, and we expect our Biosil manufacturing facility manufacturing product for the United States market to timely meet GMP requirements.

Other Regulation

        We are subject to federal, state, local and foreign environmental laws and regulations, including the U.S. Occupational Safety and Health Act, the U.S. Toxic Substances Control Act, the U.S. Resource Conservation and Recovery Act, and other current and potential future federal, state, or local regulations. Our manufacturing and research and development activities involve the controlled use of hazardous materials, chemicals, and biological materials, which require compliance with various laws and regulations regarding the use, storage, and disposal of such materials.

        We are also subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The U.S. federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Because we may sell products that are used in a Medicare or Medicaid reimbursed procedure (such as a breast reconstruction following a mastectomy), our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our present and future business has been and will continue to be subject to various other laws and regulations.

Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Because many of our competitors internationally are not subject to such restrictions, our adherence to these laws may place us at a competitive disadvantage.

Third-Party Coverage and Reimbursement

        Purchases of breast implant products for augmentation and facial aesthetics products are generally not reimbursed by government or private insurance carriers. However, since 1998, U.S. federal law has mandated nationwide insurance coverage of reconstructive surgery following a mastectomy, which includes coverage for breast implants. Outside the United States, reimbursement for breast implants used in reconstructive surgery following a mastectomy may be available, but the programs vary on a country-by-country basis.

        In some countries, both the procedure and product are fully reimbursed by the government healthcare systems for all citizens who need it, and there is no limit on the number of procedures that can be performed. In other countries, there is complete reimbursement but the number of procedures that can be performed at each hospital is limited either by the hospital's overall budget or by the budget for the type of product. Historically, less than 5% of our sales have been the subject of insurance reimbursement.

Product Replacement Programs

        We have always conducted our product service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer, however, we occasionally receive communications from surgeons with respect to various products claiming the products were defective, lost volume, or have otherwise failed. In the case of a deflation of a saline-filled breast implant product sold by us, in most cases our product replacement program provides for a free replacement implant and limited financial assistance paid to the surgeon to help reduce the cost of a replacement surgical procedure if the deflation occurred within ten years of the original implantation. For certain surgeons, we also provide free product replacement for the life of the patient, including for competitive implants, and for aesthetic dissatisfaction as well as deflation. We deal with the surgeon directly in our product replacement programs because we can only sell our regulated medical devices to licensed medical professionals. As required by government regulation, we make extensive disclosure concerning the risks of our products and implantation surgery. Anticipated estimated financial liabilities for our product replacement programs are periodically reviewed and reflected in our financial statements.

Financial Information About Geographic Areas

        A majority of our historic sales and substantially all of our long-lived assets are in the United States. With the recent acquisition of Eurosilicone and Biosil and Nagor, we expect that in the future our financial assets will be primarily outside of the United States, including manufacturing assets in France and the United Kingdom, and sales will continue to be significantly outside the United States, with sales into over 80 countries.

Working Capital and Product Inventories

        When in the past we have sold breast implant products, we maintained significant breast implant consignment inventories, consistent with industry practice. We expect this practice to continue as we reintroduce products to the market. Since a doctor may not be sure of the exact size of breast implant required for implantation and cannot be sure that no accidental damage will occur to an implant, the doctor is likely to order extra quantities and sizes beyond the quantity and size ultimately used in surgery. By carrying a consignment inventory of typical sizes at certain hospitals and other medical offices, we reduce the level of product return subsequent to surgery.

        Otherwise, we attempt to manage inventories to a level that permits good customer service. Additionally, there are inventory builds prior to launching new products.

        Our accounts receivable payment terms have been and we anticipate them to continue to be consistent with normal industry practices for each of our market segments.

        For the six-month period ended December 31, 2005, we experienced no material changes or fluctuations in Eurosilicone's historical working capital or inventories. Our working capital and product inventories may change materially in the future including in connection with purchase accounting adjustments for the Biosil/Nagor acquisition. We anticipate that inventory and accounts receivable will be consistent with norms in the industry and consistent with Eurosilicone's, Biosil's and Nagor's histories.

Employees

        As of May 1, 2006, we had 408 full-time or full-time equivalent employees, 23 of whom are in the United States, 238 of whom are in France, 121 of whom are in the United Kingdom and 26 of whom are in other countries. From time to time, we also engage consultants on short- or long-term contracts, primarily in connection with research and development projects. None of our employees are represented by a labor union. The employees we retained in the Eurosilicone acquisition are represented by a statutory workers' council.

        We recognize the importance of environmental responsibility and the need to provide a safe and healthy workplace for our employees by complying with all federal, state, and local laws, rules, and regulations. During the past fiscal year, we have received no citations, notices of violations or other censures from public agencies regulating environmental compliance or our employees' health and safety. We do not expect any significant capital expenditures to comply with environmental, health, or safety regulations in fiscal 2006. We believe that our current systems and processes are adequate for current needs.

Property

        Our Eurosilicone subsidiary leases approximately 91,300 square feet of land and three buildings consisting of approximately 44,100 square feet of manufacturing, storage and office space located in Apt, France. The terms of the leases expire in December 31, 2009 (approximately 23,400 square feet of building and land), December 31, 2010 (approximately 68,200 square feet of building and land) and January 14, 2017 (approximately 43,800 square feet of building and land). The terms of the leases provide for aggregate annual lease payment obligations of approximately $613,000. Our Biosil subsidiary leases approximately 10,000 square feet of manufacturing, storage and office space located in Ashby de la Zouche, England and approximately 18,400 square feet of manufacturing, storage and office space located in Cumbernauld, Scotland. The terms of the leases expire in 2009, 2010, 2015 and 2017 respectively. The terms of the leases provide for aggregate annual lease payment obligations of approximately $199,000. Our Nagor subsidiary owns a building consisting of approximately 8,800 square feet of storage and office space located in Douglas, Isle of Man. Our Biodermis subsidiary, located in Las Vegas, Nevada, leases approximately 6,500 square feet of office, manufacturing and warehouse space under a five-year lease that commenced on May 1, 2003. We lease approximately 9,000 square feet of administrative office space and research and development space in two locations in Santa Barbara. The first lease for approximately 2,000 square feet is a month-to-month lease. The second lease for approximately 7,000 square feet is a 4-year lease that commenced in April 2006. Our principal executive office is located at 4560 S. Decatur Blvd., Suite 300, Las Vegas, NV 89103. We lease these approximately 6,400 square feet under a five-year lease beginning in January 2003. In addition, we had a month-to-month lease for an administrative office in Glendale, California, which was approximately 200 square feet, until November 2005. Through March 2005, we leased approximately 10,000 square feet of office and equipment storage space in Minneapolis, Minnesota under a month-to-month lease. This space was originally leased in March 2003 in connection with the acquisition of a small amount of manufacturing equipment stored at that location. We had acquired the equipment with the purpose of disposing of it in such a way as it could not be used by competitors to manufacture competitive medical devices. We have accomplished this task, and the space is longer material to our business. We believe our current facilities, together with those we may acquire in connection with future acquisitions, will generally be adequate for our needs for the foreseeable future.

Legal Proceedings

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. All of the cases above have been consolidated for all pre-trial purposes, but not for trial. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation dba PIP.America ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have amended and refilled their complaint against PIP.America. Poly Implants Protheses, S.A., a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses it may suffer as a result of the Illinois litigation.

        As it relates to cases involving Poly Implants Protheses, S.A., PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP-France. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against our subsidiary, Eurosilicone, SAS in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device", Patent #0 174 141 B1, and seeks damages of €3 million. The case is in the preliminary stages and the company believes it does not infringe on the 0 174 141 B1 patent and is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

MANAGEMENT

        The names of our executive officers and board of directors, their ages and certain biographical information about them, are set forth below.

Name	Position	Age
Donald K. McGhan	Chairman	72
Theodore R. Maloney	Director, Chief Executive Officer	45
Jim J. McGhan	Director, Chief Operating Officer	53
Paul R. Kimmel	Chief Financial Officer	58
Marc S. Sperberg	Executive Vice President and Secretary	43
Mark E. Brown	Director	44
Thomas Y. Hartley	Director	72
Samuel Clay Rogers	Director	77

        Donald K. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as its chairman from its inception. Previously, Mr. McGhan was a founder and director of Medical Device Alliance, Inc. ("MDA"), where he served as its chairman from its inception in 1996. Prior to that, Mr. McGhan was a founder and director of Miravant Medical Technologies, Inc., which was originally named PDT, Inc. Mr. McGhan was also a founder, chairman and president of Inamed Corporation from 1984 to 1998, founder, chairman and chief executive officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990, and a founder, president and chairman of Immulok, Inc., which was acquired by Ortho Diagnostics Systems, Inc., a subsidiary of Johnson & Johnson in 1983. In 1999, after being denied in California, a group of MDA shareholders brought suit in a Nevada court to have a receiver appointed for MDA. The plaintiff shareholders' principal allegation was inadequate disclosure of the investment of corporate funds following a private placement of securities. Based solely on the allegations in the complaint, the court, in an interlocutory order, found that some directors may have been guilty of fraud, collusion or gross mismanagement, misfeasance, malfeasance or nonfeasance and that the assets of MDA may be in danger of loss through attachment, foreclosure, litigation or otherwise. The court appointed a temporary receiver on the basis of these allegations. Prior to any evidentiary hearing as to the merits of the allegations, the parties settled in 2001. Pursuant to the terms of the settlement, no party admitted any fault or wrongdoing. Subsequent to the settlement, MDA was acquired by ArthroCare Corporation for approximately $30 million, plus additional milestone payments. In March 2000, Mr. McGhan settled a civil injunctive action with the SEC relating to alleged improper reporting and faulty record-keeping and internal controls at Inamed Corporation in 1996 and 1999 while Mr. McGhan was its chairman and during Inamed's breast implant litigation. Without admitting or denying the allegations of the complaint, Mr. McGhan consented to the entry of a final judgment permanently enjoining him from violating the antifraud, record-keeping and internal controls provisions of the federal securities laws and ordering him to pay a $50,000 civil penalty.

        Theodore R. Maloney.    Mr. Maloney has served as a director and our chief executive officer since September 2003. Prior to joining MediCor, Mr. Maloney was a partner in the corporate practice group of the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin acquired Nida & Maloney, LLP, a corporate law firm based in Santa Barbara, California which Mr. Maloney founded in 1994. Prior to founding Nida & Maloney, Mr. Maloney was associated with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Clifford Chance from 1986 to 1988, where he worked in the corporate departments.

        Jim J. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as a director and its chief operating officer from its inception. Previously, Mr. McGhan served a director, a vice president and the chief operating officer of Medical Device

Alliance, Inc. As described above, a receiver was appointed for Medical Device Alliance in 1999. Mr. McGhan also served as a director and chief operating officer of Inamed Corporation from 1996 to 1998. Mr. McGhan also served as a director and chief executive officer of Inamed Corporation's subsidiary McGhan Medical Corporation from 1992 through 1998. Prior to that, Mr. McGhan also served as president of Inamed's subsidiaries, CUI Corporation and BioEnterics Corporation. Mr. McGhan is Donald K. McGhan's son.

        Paul. R. Kimmel    Mr. Kimmel has served as the Company's Chief Financial Officer since March 2006. Prior to holding this position Mr. Kimmel served as the Company's Financial Controller and Executive Vice President since November 2005. Prior to joining MediCor in November 2005, Mr. Kimmel held various finance positions with Inamed Corporation from 2000 to 2005, including Vice President and Controller of Inamed and Vice President of Finance of its principal subsidiary McGhan Medical Corporation. Mr. Kimmel has experience and expertise in the areas of business and financial accounting, external audit management, Securities and Exchange Commission reporting and financial planning and analysis. Mr. Kimmel is a member of the American Institute of Certified Public Accountants, Nevada Society of Certified Public Accountants, Financial Executives International and The Institute of Management Accountants. Mr. Kimmel is a Certified Public Accountant and holds a B.S. in engineering from the Case Institute of Technology and a Master's Degree in Business Administration from the Harvard Graduate School of Business Administration.

        Marc S. Sperberg.    Mr. Sperberg has served as the Vice President—Business Development for MediCor or its subsidiary International Integrated Incorporated since 2001. He was appointed Executive Vice President and Secretary in April 2003. From 1998 to 2001, Mr. Sperberg was the principal shareholder and executive vice president, sales and marketing for HPL Biomedical, which was acquired by MediCor in 2001. From 1996 to 1998, Mr. Sperberg was a principal and officer of Kohler, Sperberg and Rivera, Inc. Advertising, Design and Government Affairs, Las Vegas, Nevada, a full service advertising agency with a focus on the high-tech and medical device industries and government affairs.

        Mark E. Brown.    Mr. Brown currently serves as President of R&R Partners, Nevada's largest public affairs, public relations and full-service advertising agency. Mr. Brown assumed this position as a result of a merger in 2004 between R&R Partners and Brown & Partners, Inc., a similar business he founded in 2000. From 1999 through 2000, Mr. Brown served as executive vice president of government relations and corporate communications for Station Casinos, Inc. From 1994 through 1999, Mr. Brown served as senior vice president of corporate and government relations and marketing for the Howard Hughes Corporation, an affiliate of The Rouse Company. Prior to 1994, Mr. Brown owned and operated The Carrara Group, a government affairs and public relations company which was acquired by Burson-Marsteller, the world's largest PR firm. Mr. Brown is considered an authority in legislative, regulatory and corporate communications and spent five years in Washington, D.C., as a senior legislative assistant on the staff of former Nevada Senator Chic Hecht, overseeing all of his U.S. Senate Banking and Energy Committee assignments. He currently is a member of the Board of Trustees of the UNLV Foundation, the Executive Committee of the Nevada Development Authority and the Executive Committee of the Las Vegas Chamber of Commerce.

        Thomas Y. Hartley.    Mr. Hartley has been a director since November 2004. He obtained his degree in business from Ohio University in 1955, and was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was president and chief operating officer of Colbert Golf Design and Development. He joined Southwest Gas Corporation as Director in 1991 and was elected Chairman of the Board of Directors in 1999. From 1997 to 2002 Mr. Hartley was a director of Ameritrade Holdings Corporation. Mr. Hartley is actively involved in numerous business and civic activities. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the

Las Vegas Founders Club. He has also held voluntary executive positions with the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce, and the Boulder Dam Area Council of the Boy Scouts of America. He is the past president of the PGA Tour Tournaments Association. He is a director of Sierra Health Services, Inc.

        Samuel Clay Rogers.    Mr. Rogers has been a director since October 2004. He obtained his Bachelor of Science degree in Electrical Engineering from Louisiana State University in 1948 and his Masters of Science degree in Electrical Engineering from Purdue University in 1950. After serving in the U.S. Army, Mr. Rogers joined Bell Telephone Labs, where he worked until 1971, focusing in areas of communications code, electronic circuits for missile systems and missile guidance electronics design. From 1961 to 1965, Mr. Rogers joined Sandia Corp, on leave of absence from Bell Labs at the request of Sandia Corp, as a Division Supervisor in their research organization to, among other things, improve their research in the effects of nuclear radiation on semiconductor devices, electronic circuits and systems. In 1971, Mr. Rogers was a founder of R and D Associates, where he served as a principal advisor on the U.S. Defense Nuclear Agency (DNA) for its TREE (Transient Radiation Effects on Electronics) program and manager of an Air Force Weapons Labs sponsored effort that developed nuclear criteria for new Air Force systems. In 1984, Mr. Rogers joined JAYCOR, where he continued to provide advisory services to the TREE program and other related programs. Mr. Rogers retired from JAYCOR in 1998, following which he has been an independent consultant to U.S. Government agencies and contractors.

Board Composition

        The board of directors must be composed of at least three independent members as required by the listing standards of the American Stock Exchange so long as we are a "small business issuer" under the regulations of the SEC. Once we are no longer a "small business issuer" our board of directors must consist of a majority of independent members. Our board of directors has affirmatively determined, based upon its review of all facts and circumstances, that Mr. Brown, Mr. Hartley and Mr. Rogers are "independent" under the listing standards of the American Stock Exchange and the applicable rules promulgated by the SEC.

Meetings of the Board of Directors

        During fiscal year 2005, our board of directors held three meetings and acted by unanimous written consent six times. During that fiscal year, no director other than Mr. Brown attended fewer than 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee, formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers, recommends to our board of directors all aspects of compensation arrangements for the executive officers and approves compensation recommendations for certain other senior employees. The Compensation Committee also oversees administration of our Amended and Restated 1999 Stock Compensation Program. The Compensation Committee met one time in fiscal 2005. Mr. Rogers is the current chairman of the Compensation Committee and Mr. Hartley and Mr. Brown serve as members of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee. Each member of the Compensation Committee is "independent" under the listing standards of the American Stock Exchange.

        Audit Committee.    The Audit Committee was formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers. The Committee met three times in fiscal 2005. The Audit Committee has oversight responsibilities with respect to the annual audit and quarterly reviews, the system of internal controls and the audit, accounting and financial reporting processes. The Audit Committee selects the independent auditors and meets with the independent auditors regularly in fulfilling the above responsibilities. Each member of the Audit Committee is independent under the listing standards of the American Stock Exchange and meets the applicable American Stock Exchange requirements for financial literacy and financial expertise. Mr. Hartley is the current chairman of the Audit Committee and Mr. Rogers and Mr. Brown serve as members of the Committee. Our board of directors has adopted a written charter for the Audit Committee. Our board of directors has determined that Mr. Hartley is an audit committee financial expert, as defined by the rules of the SEC. Mr. Hartley has agreed to serve as our Audit Committee financial expert.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee was formed in October 2004. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee pursuant to which, among other things, nominations for our board of directors are recommended to our board of directors for selection by the Committee. The Corporate Governance and Nominating Committee currently consists of Mr. Brown, Mr. Hartley and Mr. Rogers. None of the current members of the Corporate Governance and Nominating Committee is an employee of MediCor and each is independent under the listing standards of the American Stock Exchange. Mr. Brown is the current chairman of the Corporate Governance and Nominating Committee.

Code of Business Conduct and Ethics and Complaint Procedures

        Our board of directors adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and members of the board of directors. This Code of Business Conduct and Ethics is intended to promote and require ethical conduct among our directors, executive officers and employees. A copy of the code is available upon request, without charge, to the Corporate Secretary, at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103, and complies with the rules of the SEC and the listing standards of the American Stock Exchange. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Compensation

        The following table sets forth, for the fiscal years ended June 30, 2005, 2004 and 2003, all compensation earned for services rendered in all capacities by our chief executive officer and each of our other top four executive officers whose salary and bonus exceeded $100,000 in fiscal 2003, 2004 and 2005. These officers are referred to as the "named executive officers." The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of our named executive officers in fiscal 2003, 2004 and 2005.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Stock Options Granted (In Shares) (#)	All Other Compensation ($)
Theodore R. Maloney(1) Chief Executive Officer	2005 2004	480,000 400,000	100,000 272,900	(4)	— —	200,000 400,000	— —
Jim J. McGhan Chief Operating Officer	2005 2004 2003	360,000 360,000 230,000	— — —		— — —	200,000 320,000 385,231	— — —
Donald K. McGhan(2) Chairman	2005 2004 2003	— — —	— — —		— — —	— — 385,231	— — —
Thomas R. Moyes(3) Chief Financial Officer	2005 2004 2003	330,000 330,000 27,500	25,000 144,450 3,000	(4)	— — —	160,000 320,000 —	— — —
Marc S. Sperberg Executive Vice President and Secretary	2005 2004 2003	181,000 180,000 150,000	— — —		— — —	80,000 100,000 49,708	— — —

(1)
Mr. Maloney commenced with MediCor on September 1, 2003.

(2)
Mr. McGhan does not draw a salary from MediCor.

(3)
Mr. Moyes commenced with MediCor on June 2, 2003, and resigned on March 15, 2006.

(4)
Includes $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes) paid in the form of restricted preferred stock which is convertible into common stock.

Option Grants in Last Fiscal Year

        The table below shows information about stock options granted during fiscal 2005 to the named executive officers:

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
					Value at Assumed
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Theodore R. Maloney	200,000	9%	3.50	04/22/12	284,970	664,102
Jim J. McGhan	200,000	9%	3.50	04/22/12	284,970	664,102
Donald K. McGhan	—	—	—		—	—
Thomas R. Moyes(4)	160,000	7%	3.50	04/22/12	227,976	531,282
Marc S. Sperberg	80,000	4%	3.50	04/22/12	113,988	265,641

(1)
Unless otherwise noted, amounts represent shares of common stock underlying warrants and/or options to purchase shares of common stock.

(2)
In fiscal year 2005, we granted stock options covering a total of 2,235,000 shares of common stock to employees under all stock option plans maintained by us.

(3)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with the SEC rules and regulations and do not represent our estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(4)
Mr. Moyes, our then Chief Financial Officer, resigned on March 15, 2006.

Restricted Stock Grants

        The following table sets forth certain information regarding grants of restricted stock made to each of the named executive officers during the fiscal year ended June 30, 2005.

	Individual Grants
Name	Number of Securities(#)	% of Total Restricted Stock Granted to Employees in Fiscal Year	Exercise Price(1) ($/Sh)	Expiration Date(1)
Theodore R. Maloney	16	0%	n/a	n/a
Thomas R. Moyes(2)	8	0%	n/a	n/a

(1)
These securities consist of grants of our series A preferred stock and, therefore, there is no exercise price or expiration date. There is also no requirement of vesting, the only restriction being that the shares of series A preferred stock and the underlying shares of common stock into which they are convertible are not registered under the Securities Act. The liquidation preference of the series A preferred stock is $16,000 (Mr. Maloney) and $8,000 (Mr. Moyes). Based on the

  conversion price of the series A preferred stock of $3.85, the number of shares of common stock issuable upon conversion are 4,156 for Mr. Maloney and 2,078 for Mr. Moyes. The series A preferred stock is redeemable by us on June 30, 2011.

(2)
Mr. Moyes, our then Chief Financial Officer, resigned on March 15, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information concerning exercises of stock options and warrants by our named executive officers in fiscal year 2005 and unexercised stock options and warrants held by our named executive officers as of June 30, 2005.

			Number of Securities Underlying Unexercised Options at 2005 Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at 2005 Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Theodore R. Maloney	50,000	75,000	50,000	500,000	197,500	1,975,000
Jim J. McGhan	126,308	230,499	50,000	432,615	197,500	1,708,829
Donald K. McGhan	96,308	143,499	—	192,615	—	760,829
Thomas R. Moyes(2)	—	—	110,000	370,000	434,500	1,461,500
Marc S. Sperberg	—	—	62,281	179,854	246,010	710,423

(1)
On June 30, 2005 (the last trading day of fiscal year 2005), the last reported sales price of our common stock as reported on the OTC Bulletin Board was $3.95.

(2)
Mr. Moyes, our then Chief Financial Officer, resigned on March 15, 2006.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. Moyes in connection with his employment as chief financial officer. Pursuant to his employment agreement, Mr. Moyes received (i) a base salary of $330,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. Moyes' employment agreement also provided that upon termination of Mr. Moyes' employment by us without "cause" (as defined in the agreement), Mr. Moyes would be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Moyes' employment agreement also provided that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Moyes, Mr. Moyes would be entitled to receive compensation equal to 24 months of his then effective compensation.

        In September 2003, we entered into an employment agreement with Mr. Maloney in connection with his employment as chief executive officer. Mr. Maloney's employment agreement provides that Mr. Maloney will receive (i) a base salary of $480,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 200,000 shares of our common stock. Mr. Maloney's employment agreement also provides that upon termination of Mr. Maloney's employment by us without "cause" (as defined in the agreement), Mr. Maloney will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Maloney's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Maloney, Mr. Maloney will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In October 2003, we entered into an employment agreement with Jim J. McGhan in connection with his employment as chief operating officer. Mr. McGhan's employment agreement provides that Mr. McGhan will receive (i) a base salary of $360,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. McGhan's employment agreement also provides that upon termination of Mr. McGhan's employment by us without "cause" (as defined in the agreement), Mr. McGhan will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. McGhan's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. McGhan, Mr. McGhan will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In April 2005, we entered into an employment agreement with Mr. Sperberg in connection with his employment as executive vice president and corporate secretary. Mr. Sperberg's employment agreement provides that Mr. Sperberg will receive (i) a base salary of $192,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 80,000 shares of our common stock. Mr. Sperberg's employment agreement also provides that upon termination of Mr. Sperberg's employment by us without "cause" (as defined in the agreement), Mr. Sperberg will be entitled to severance compensation equal to 12 months of his then effective compensation. Additionally, Mr. Sperberg's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Sperberg, Mr. Sperberg will be entitled to receive compensation equal to 12 months of his then effective compensation.

        In November 2005, we entered into an employment agreement with Mr. Kimmel in connection with his employment as financial controller and executive vice president. Mr. Kimmel's employment agreement provides that Mr. Kimmel will receive (i) a base salary of $300,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 160,000 shares of common stock. Mr. Kimmel's employment also provides that upon termination of Mr. Kimmel's employment by us without "cause" (as defined in the agreement) Mr. Kimmel will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Kimmel's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Kimmel, Mr. Kimmel will be entitled to receive compensation equal to 12 months of his then effective compensation.

Indemnification

        Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

        We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors and officers, and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        International Integrated Industries LLC ("LLC"), is a family holding company in which our chairman has a controlling interest. Neither MediCor nor any of our subsidiaries has any direct ownership in LLC. LLC acted on behalf of MediCor by funding significant expenses, for which we have a revolving loan agreement with LLC, as reflected in our financial statements of $6,776,593 at June 30, 2003, $34,316,401 at June 30, 2004 and $50,533,489 at June 30, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2003, LLC advanced $7,363,759 to MediCor. During the same period, $800,999 of the balance was repaid. During the year ended June 30, 2004, LLC advanced $32,957,100 to MediCor. During the same period, $5,005,000 was converted to preferred stock at the face amount thereof concurrent with sales to third parties, $412,292 was credited for the exercise price of outstanding stock options held by members of LLC and none was repaid. During the three months ended March 31, 2005, LLC advanced $2,670,000 to the Company of which none was repaid. During the year ended June 30, 2005, LLC advanced $22,090,000 to MediCor. During the same period, $5,872,912 was repaid. During the three months ended December 31, 2005, LLC advanced $2,875,000 to MediCor of which $437,159 was repaid. For the six months ended December 31, 2005, LLC advanced $7,275,000 to the Company, of which $437,159 was repaid. Interest expense relating to this note payable was $327,709 for the year ended June 30, 2003, $1,008,077 for the year ended June 30, 2004, $4,510,969 for the year ended June 30, 2005, $1,437,120, of for the three months ended December 31, 2005 and $2,757,553, of which $100,000 was paid for the six months ended December 31, 2005. The unpaid liability for these expenses for the respective periods are included in our note payable to affiliates, which is contained in our financial statements presented in this prospectus. We had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2003, 2004 and 2005 and LLC has committed to us to fund any operating shortfalls for fiscal 2006.

        In connection with the private placement transaction on April 26, 2006, we, LLC and Sirius Capital LLC, agreed to subordinate our obligations to LLC and Sirius, under the LLC note and the Sirius note described below to our obligations under our outstanding senior secured convertible notes and the other agreements relating to the transaction pursuant to a subordination agreement. Sirius is a private equity investment fund affiliated with the family of our chairman and founder, Donald K. McGhan. Prior to the closing of the private placement transaction and in order to facilitate the assignability and transferability of the original promissory note evidencing the revolving loan with LLC referred to above, we cancelled the original note and issued in its place two separate notes to LLC, with one of such notes having a principal sum of $37,500,000 and the other of such notes having a principal sum equal to the remaining balance of principal and accrued and unpaid interest due under the original note amounting to $31,039,186.11. LLC then assigned the note having a principal sum of $37,500,000 to Sirius. In connection with the closing of the private placement transaction, on April 26, 2006, we amended and restated these two separate notes held respectively by LLC and Sirius. The LLC note has an original principal balance of $31,039,186.11 and such principal carries interest at a rate of 10%. Prior to the indefeasible payment in full in cash of our outstanding senior secured convertible notes, all interest on the LLC note shall be paid only by adding such interest to the principal amount of the LLC note. The maturity date of the LLC note is six months after the earlier of: (1) the maturity date of the senior secured convertible notes, or (2) the date in which the entire principal amount of senior secured convertible notes has been converted or redeemed. The LLC note is expressly subordinate and junior in right of payment to the senior secured convertible notes. The Sirius note is the subordinated convertible note and has similar terms as the senior secured convertible notes, except for the following key differences: (1) prior to the indefeasible payment in full in cash of the senior secured convertible notes, all interest on the Sirius note shall be paid only by adding such interest to the principal amount of the Sirius note, (2) the Sirius note has the same maturity date as the LLC note, and (3) we may not issue any shares of common stock upon conversion of the Sirius note until we obtain the approval by our stockholders of the issuance of all shares of our common stock issuable upon conversion of the Sirius note and the senior secured convertible notes and exercise of the Sirius warrant described below and the warrants issued in connection with the senior secured convertible notes in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for our common stock. In addition, the Sirius note is expressly subordinate and junior in right of payment to the senior secured convertible notes. In connection with the amendment and restatement of the Sirius note, we granted Sirius a warrant to purchase up to 2,343,750 shares of our common stock. The Sirius warrant is the subordinated warrant and has similar terms as the warrants issued in connection with the senior secured convertible notes, except that we may not issue any shares of common stock upon exercise of the Sirius warrant until we obtain the approval by our stockholders of the issuance of all shares of our common stock issuable upon conversion of the Sirius note and the senior secured convertible notes and exercise of the Sirius warrant and the warrants issued in connection with the senior secured convertible notes in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for our common stock.

        In October 2003, the Company entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by its chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $637,670 for the fiscal year ended June 30, 2005 in expenses pursuant to the reimbursement agreement compared to $649,792 for the same period a year ago. The Company recognized a total of $12,400 for the three months ended December 31, 2005 in expenses pursuant to the reimbursement agreement as compared to $195,151 during the quarter ended December 31, 2004. The Company recognized a total of $257,610 for the six months ended December 31, 2005 in expenses pursuant to the reimbursement agreement as compared to $193,151 during the six months ended December 31, 2004. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the lessor. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by the Company through a service agreement we have with NexGen Management, a company controlled by its chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company recognized a total of $496,015 for the fiscal year ended June 30, 2005, a total of $68,830 for the three months ended December 31, 2005 and $241,037 for the six months ended December 31, 2005 in expenses pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

        Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $67,365 in compensation during fiscal 2003, $31,541 during fiscal 2004 for administrative services. During fiscal 2005, the Company did not incur any fees from Ms. Pomeroy. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the section entitled "Security Ownership of Certain Beneficial Owners and Management," not including shares owned or controlled by Ms. Pomeroy's adult son referenced in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 45,000 shares of preferred stock, par value $.001 per share. As of May 1, 2006, 23,734,641 shares of our common stock were outstanding and owned of record by approximately 559 persons and 6,456 shares of our series A preferred stock were outstanding and owned of record by 29 persons. We estimate that there are more than 2,000 beneficial owners of our common stock.

Common Stock

        Prior to this offering, shares of our common stock were quoted on the OTC Bulletin Board under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, subject to the voting rights of holders of outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our series A preferred stock votes on an as-converted basis. At May 1, 2006, 6,456 shares of series A preferred stock were outstanding, equalling 1,676,897 votes. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our board of directors, and will be entitled to receive ratably all of our assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation currently provides that we are authorized to issue up to 20,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights, and the number of shares constituting any series. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of MediCor, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have one series of preferred stock designated; series A preferred stock. In addition, our board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Series A 8.0% Convertible Preferred Stock

        Designation and Rank.    In July 2004, in connection with our board of director's authority to issue "blank check" preferred stock, we amended our certificate of incorporation through a certificate of designation to designate the relative rights and preferences of our series A preferred stock. In this certificate of designation our board of directors authorized the issuance of up to 45,000 shares of series A preferred stock, par value $0.001 per share. The series A preferred stock ranks senior to our common stock and to all other classes and series of our equity securities that by their terms do not rank senior to the series A preferred stock. The series A preferred stock is subordinate to, and ranks junior to, all of our indebtedness. The series A preferred stock has a stated value of $1,000 per share. As of January 10, 2006, there were 6,456 shares of series A preferred stock outstanding.

        Dividends.    Each holder of series A preferred stock is entitled to receive dividends at the rate of 8.0% per annum of the series A preferred stock's stated liquidation preference amount of $1,000 per share, payable by us semi-annually and at our option in either cash or additional shares of series A preferred stock, based on their stated liquidation preference.

        Dividends on the series A preferred stock are cumulative, accrue and are payable semi-annually based on the liquidation value of the outstanding shares; provided, however, that with respect to dividends payable with respect to each June 30 reference date, the liquidation value on which dividends are calculable on such date is the liquidation value of the outstanding series A preferred stock as of the preceding December 31 without regard to any additional dividend shares issued in respect of the dividend reference date occurring on such preceding December 31. Dividends paid on the series A preferred stock are paid prior and in preference to any declaration or distribution on any outstanding share of common stock or any other equity securities of ours which rank junior to the series A preferred stock.

        As long as any shares of series A preferred stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution the we will have paid all accrued and unpaid dividends on the outstanding shares of series A preferred stock.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, the holders of shares of the series A preferred stock then outstanding shall be entitled to receive, out of our assets, a liquidation preference amount equal to $1,000 per whole share of the series A preferred stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount (plus any accrued and unpaid dividends) to the holders of the series A preferred stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the series A preferred stock, then all of our assets will be distributed among the holders of the series A preferred stock and the other classes of stock on a parity with the series A preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full series A liquidation preference amount (plus any accrued and unpaid dividends), the holders of shares of series A preferred stock will not be entitled to any further participation as such in any distribution of our assets.

        Additional Liquidation Preference.    If (i) we have not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated earnings before interest, taxes, depreciation and amortization, or EBITDA, at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative liquidation preference of all originally issued shares (but not shares issued as dividends on) series A preferred stock shall be adjusted by adding thereto the amount calculated below, such amount, the Additional Liquidation Preference.

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

        If actual EBITDA for the fiscal year ended June 30, 2008, or the Actual EBITDA, is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 – E) × 18 × (0.15 × L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial liquidation preference of all shares initially issued (but not including the liquidation preference of shares issued in payment of dividends); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

        Notwithstanding actual EBITDA, and assuming that $20,000,000 in liquidation preference of series A preferred stock is initially issued, the maximum Additional Liquidation Preference amount will be $16,667,000, or the Cap. This percentage will be reduced ratably based upon the aggregate liquidation preference of shares that are actually initially issued.

        A "Qualifying Liquidity Event" shall be a firm commitment underwritten public offering of common stock with gross sale proceeds of at least $25 million and in which the implied equity value is at least equal to the sum of (a) $83,000,000 plus the aggregate initial liquidation value of the originally issued shares of series A preferred stock (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for the offering.

        Redemption.    All outstanding shares of the series A preferred stock are to be mandatorily redeemed on June 30, 2011 at a redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared, which amount will be payable in cash. At any time after June 30, 2006 and until June 30, 2010, we may redeem the series A preferred stock in whole or in part on at least 15 days prior written notice at a price per originally issued share equal to the following premiums of the liquidation preference of those shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

        Concurrent with the redemption of any originally issued shares, MediCor will concurrently redeem the dividend shares issued in respect of such originally issued shares at a price per share equal to the par value of such dividend shares.

        Voting Rights.    For so long as at least 7,500 shares of series A preferred stock remain outstanding (subject to adjustment for any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the holders of the series A preferred stock, voting separately as a single class and with each share entitled to one vote, shall be entitled to elect two directors to serve on our board of directors. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the series A preferred stock are entitled to elect shall be increased such that the holders of the series A preferred stock shall be entitled to elect one additional director for every four directors that are added to our board of directors. Notwithstanding the foregoing, during the period beginning on the initial closing of the offering of series A preferred stock and ending on the earlier of (i) the 180th day after the closing date and (ii) the date the number of directors serving on our board of directors is equal to six or more, the holders of the series A preferred stock shall only be entitled to elect one director to serve on our board of directors. The holders of the series A preferred stock have yet to exercise this right. There is currently one vacancy on our board of directors for which a nominee is being sought. We expect this nominee to be identified before the end of fiscal 2005 and to be elected by the holders of the series A preferred stock.

        In addition, so long as (1) any shares of series A preferred stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the series A preferred stock remain outstanding with respect to the following clauses (ii) and (iii) (subject to adjustment to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock shall be necessary to:

  (i)
  alter or change the preferences, rights or powers of the series A preferred stock;

  (ii)
  create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the series A preferred stock;

  (iii)
  create, authorize or issue any capital stock that ranks on parity with the series A preferred stock, provided that up to $20,000,000 of parity stock may be issued without such vote;

  (iv)
  increase the authorized number of shares of series A preferred stock;

  (v)
  effect a change of control, unless as a result of such change in control each share will be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon;

  (vi)
  effect a voluntary liquidation, dissolution, winding up or other similar event, unless each share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, would be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon; or

  (vii)
  become subject to any agreement or instrument which by its terms would restrict MediCor's right to comply with the terms of the series A preferred stock.

        On all other matters the holders of series A preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock.

        Conversion.    Each holder of series A preferred stock may, at such holder's option, elect to convert all or any portion of the shares of series A preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Series A Conversion Price. The initial "Series A Conversion Price" is $3.85, subject to adjustment in the event of any stock dividend, stock split, reverse stock split or other combination or subdivision.

Stock Compensation Program

        The following is a summary of the principal features of our Amended and Restated 1999 Stock Compensation Program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our offices at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103.

        On September 15, 1999, our board of directors adopted and the stockholders approved our 1999 Stock Compensation Program, which was amended and restated in 2003 following our reincorporation merger. Under the Stock Compensation Program, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

        Purpose, structure, awards and eligibility.    The Stock Compensation Program is intended to secure for MediCor and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The Stock Compensation Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

        Our Stock Compensation Program is composed of seven parts and our Compensation Committee may make the following types of awards under the Stock Compensation Program:

  •
  incentive stock options, or ISOs, under the Incentive Stock Option Plan;

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  nonqualified stock options, or NQSOs, under the Nonqualified Stock Option Plan;

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  restricted shares under the Restricted Shares Plan;

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  rights to purchase stock under the Employee Stock Purchase Plan, or ESPP;

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  grants of options under the Non-Employee Director Stock Option Plan;

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  stock appreciation rights, or SARs, under the Stock Appreciation Rights Plan; and

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  specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

        Officers, key employees, employee directors, consultants and other independent contractors or agents of MediCor or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the Stock Compensation Program administrators to participate in the Stock Compensation Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of MediCor or its subsidiaries.

        Shares subject to the Stock Compensation Program.    There are authorized and reserved for issuance an aggregate of 4,242,680 shares of MediCor common stock under the Stock Compensation Program. The shares of common stock issuable under the Stock Compensation Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by us on the open market. If any of the awards granted under the Stock Compensation Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Compensation Program.

        Effective date and duration.    All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the Stock Compensation Program by a majority of the stockholders. The Stock Compensation Program will continue in effect until September 15, 2009 unless sooner terminated under the general provisions of the Stock Compensation Program.

        Administration.    The Stock Compensation Program is administered by the board of directors or by a committee appointed by our board of directors. That committee must consist of not less than two directors who are:

  •
  non-employee directors within the meaning of SEC Rule 16b-3 under the Exchange Act, so long as non-employee director administration is required under Rule 16b-3; and

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  outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair. The Stock Compensation Program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the Stock Compensation Program. The Stock Compensation Program is presently administered by the non-employee directors who serve on the Compensation Committee of our board of directors.

Summary of United States Federal Income Tax Consequences of the Stock Compensation Program

Option Grants

        Options granted under the Stock Compensation Program may be either ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet those requirements. Options granted under the Non-Employee Directors Stock Option are non-statutory options. To date, no ISOs have been granted. The federal income tax treatment for the NQSOs is as follows:

        Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee is required to satisfy the tax withholding requirements applicable to that income.

        MediCor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed for by MediCor in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

        The tax principles applicable to the issuance of restricted shares under the Stock Compensation Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan (ESPP) Issuances

        The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to that sale or disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Stock Appreciation Rights (SARs)

        A Stock Compensation Program participant who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

Stock Rights

        Generally, a Stock Compensation Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally equal to the fair market value of the granted right or payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, we believe all compensation deemed paid under the Stock Compensation Program with respect to those dispositions or exercises will remain deductible by us without limitation under Code Section 162(m).

Accounting treatment

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to us equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exceptions to this are shares issued under the ESPP. Under current accounting rules, the issuance of common stock under the ESPP allows us to continue to measure compensation cost of ESPP using the intrinsic value. However, the impact of purchase rights granted under the ESPP must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to our earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

        Currently, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, stock option grants made to non-employees, other than elected members of our board of directors, will result in a direct charge to our reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, any options that are re-priced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the re-priced option and the date the option is exercised.

        If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to us.

Certain Statutory and Charter Provisions Relating to a Change of Control

        We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

  •
  on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

        A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

        Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders can only be called by (i) by the chairman of the board, (ii) by the board of directors pursuant to a resolution adopted by a majority of the whole board, or (iii) by the stockholders pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock voting together as a single class;

  •
  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director; and allow us to issue up to 20,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent for our common stock is U.S. Stock Transfer Corporation, located at 1475 Gardena Avenue, Suite 200, Glendale, California 91204.

Shares Eligible for Future Sale

        As of May 1, 2006, we had outstanding 23,734,641 shares of common stock.

Rule 144

        All of the 3,549,375 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. As of May 1, 2006, we also have outstanding an additional 21,790,604 shares of common stock outstanding that were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In addition, we may file a registration statement on Form S-8 with respect to an aggregate of 5,446,757 outstanding options and warrants and an additional 4,242,680 shares issued or available for issuance pursuant to grants or awards under our Stock Compensation Program.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which as of May 1, 2006 would equal approximately 237,346 shares; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. We calculate 1,474,164 of our shares are presently eligible for resale under Rule 144(k).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to our shares of common stock beneficially owned as of May 1, 2006, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Shares Covered by Options, Warrants or Convertible Securities Included in Total(2)	Percent of Total(3)
1999 III Equity Performance II, LP	1,304,814		—	5.50%
Nikki M. Pomeroy	1,662,765	(4)	6,234	7.01%
Donald K. McGhan	9,647,740	(5)	608,960	37.23%
Jim J. McGhan	2,882,427	(6)	—	11.12%
Theodore R. Maloney	606,104	(7)	4,156	2.34%
Paul R. Kimmel	20,000	(8)	—	*
Marc S. Sperberg	395,217		108,320	1.53%
Samuel Clay Rogers	953,701		953,701	3.68%
Mark E. Brown	125,000		125,000	*
Thomas Y. Hartley	65,000		25,000	*
All officers and executive directors as a group	14,694,919		2,175,137	56.72%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
In accordance with Rule 13d-3, the share numbers reported in the table include shares of common stock that may be acquired within 60 days of May 1, 2006 upon the exercise or conversion of other securities. These include, for instance, shares of common stock underlying our series A preferred stock beneficially owned by the respective persons as reported in the following table.

(3)
The percentages are calculated on the basis of the number of outstanding shares of common stock as of May 1, 2006, which were 23,734,641. In accordance with Rule 13d-3, the percentage reported for each person includes in the calculation common stock that may be acquired by that person within 60 days of May 1, 2006 upon the exercise or conversion of other securities.

(4)
Ms. Pomeroy is the adult daughter of Donald K. McGhan, chairman of our board of directors. Includes 1,656,552 shares held directly and by various entities beneficially owned or controlled by Ms. Pomeroy. Does not include 604,455 shares beneficially owned by Ms. Pomeroy's adult son, as to which Ms. Pomeroy disclaims beneficial ownership.

(5)
Includes 7,109,895 shares held in various entities beneficially owned or controlled by Mr. McGhan, including 1,304,814 held by 1999 III Equity Performance II, LP and 621,340 held by 2000 III Equity Performance III, LP. Mr. McGhan is the general partner of the two limited partnerships and has voting and dispositive control with respect to all shares held by the partnerships. Does not include 729,454 shares beneficially owned by Mr. McGhan's wife, as to which Mr. McGhan disclaims beneficial ownership.

(6)
Includes 2,882,427 shares held by various entities beneficially owned or controlled by Mr. McGhan.

(7)
Does not include 100,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Maloney's interest in shares held by the entity which Mr. Maloney does not control.

(8)
Does not include 20,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Kimmel's interest in shares held by this entity which Mr. Kimmel does not control.

        The following table sets forth information as to our shares of series A preferred stock beneficially owned as of May 1, 2006 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding series A preferred stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table (to the extent they own any series A preferred stock) and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total(2)
Donald K. McGhan(3)	416	6.44%
Theodore R. Maloney	16	*
Marc S. Sperberg	4	*
Samuel Clay Rogers	3,537	54.79%
Jim J. McGhan	—	*
Mack E. Brown	—	*
Thomas Y. Hartley	—	*
All officers and executive directors as a group	3,981	61.23%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
The percentages are calculated on the basis of the number of outstanding shares of series A preferred stock as of May 1, 2006, which were 6,456.

(3)
Shares held through International Integrated Industries, LLC, which is controlled by Mr. McGhan.

SELLING STOCKHOLDERS

        The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of May 1, 2006 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying outstanding shares of our series A preferred stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of May 1, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 23,734,641 shares of common stock outstanding as of May 1, 2006. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. None of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

        Except for the employment or family relationships, or the specific transactions, described below, the only transactions between MediCor, its predecessors or affiliates and the selling stockholders within the past three years have been the sale and purchase of the securities identified below. Except as provided in the footnotes below, all such transactions were sales of securities in arm's length transactions. In the case of debt securities, all such securities were sold at par, and in the case of equity securities, all such securities were sold at the same price as such securities were concurrently sold to any other investor. In the case of AAB Corporation and Graeco2 Ltd., shares of common stock were issued in consideration of all of the outstanding stock of Intellectual Property International, Inc., which was owned by those entities. In connection with the purchase of the stock of this company, our MediCor Development Company subsidiary also entered into consulting agreements with AAB Corporation and Graeco2 Ltd. pursuant to which additional securities were issued. The agreements provide that the two companies would assist in tracking and conveying all intellectual property acquired and for a term of 15 months remain reasonably available to assist in research and development activities associated with the acquired intellectual property.

					Shares of Common Stock Beneficially Owned After Completion of the Offering
	Shares of Common Stock Beneficially Owned Prior to the Offering
				Number of Shares of Common Stock Registered for Sale Hereby
Selling Stockholder(1)	Number of Shares	Percent			Number of Shares	Percent
AAB Corporation(2) 5009 Lake Ave. #304 White Bear Lake, MN 55110	341,039	1.44		161,039	180,000	*
David Barella(3)(4) P.O. Box 5457 Santa Barbara, CA 93150	75,328		*	75,328	0	*
Sally K. Bauer(5) 4343 W. Morse Ave. Lincolnwood, IL 60712	17,218		*	10,000	7,218	*

Charles Schwab Custodian(5) FBO Sally Bauer IRA 4343 W. Morse Ave. Lincolnwood, IL 60712	12,427	*	12,427	0	*
Christopher J. Corr(4) 2208 Waverly Wy. East Seattle, WA 98112	7,013	*	7,013	0	*
Richard Dewese(4) 3 Mayborough Lane San Antonio, TX 78257	43,637	*	43,637	0	*
C. Scott Eschbach(6) 6145 Conquistador St. Las Vegas, NV 89149	253,052	1.09%	253,052	0	*
George Foster(4) 1826 McGilvra Blvd. East Seattle, WA 98112	56,884	*	56,884	0	*
Jessica Friedman(4) 1370 School House Rd. Montecito, CA 93108	14,546	*	14,546	0	*
Samantha Friedman(4) 1370 School House Rd. Montecito, CA 93108	14,546	*	14,546	0	*
Julie Friedman CGM IRA Rollover(4) 1370 School House Rd. Montecito, CA 93108	14,546	*	14,546	0	*
Gateway Capital LLC(7) 4560 S. Decatur Blvd., Ste. 201 Las Vegas, NV 89103	608,757	2.62%	608,757	0	*
Graeco2 Ltd.(8) 630 W. 34th St. #201 Austin, TX 78705	398,702	1.68%	278,702	120,000	*
Lenn M. Haffeman(4) 852 Diamond Ridge Cir. Castle Rock, CO 80108	14,286	*	14,286	0	*
Rick A. Hawk(9) P.O. Box 535 St. Albans, MO 63073	37,280	*	37,280	0	*

A. Rose Herrera(10) 932 Witherspoon Dr. Thousand Oaks, CA 91360	13,622	*	12,427	0	*
Theodore Jacobs, M.D.(4) Park Towers, Apt. 904 One Howard Hughes Center Dr. Las Vegas, NV 89109	29,091	*	29,091	0	*
Scott Kahn 1488 Windsor Ct. Hollister, CA 95023	33,139	*	33,139	0	*
Scott E. Kahn(4) 856 Diamond Ridge Cir. Castle Rock, CO 80108	23,897	*	23,897	0	*
Lincoln Trust Company Custodian(11) FBO Denis Winder 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	18,657	*	18,657	0	*
Lincoln Trust Company Custodian(11) FBO Douglas Dedo MD IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	20,000	*	20,000	0	*
Edward V. Lower IV(12)(13) 9612 Royal Lamb Dr. Las Vegas, NV 89145	31,067	*	31,067	0	*
Thomas C. & Christine D. Maloney(4) 2120 38th Ave. East Seattle, WA 98112	11,429	*	11,429	0	*
Maloney Investment Group LLC(4) c/o Janis C. Maloney, Manager 4111 E. Madison St. Seattle, WA 98112	16,104	*	16,104	0	*
Carol Marsch(4) P.O. Box 1209 Summerland, CA 93067	29,091	*	29,091	0	*
Medical Ventures Group LLC(14) 3463 State St., #254 Santa Barbara, CA 93105	604,455	2.60%	604,455	0	0.00%
Sandra Mogelvang(5) P.O. Box 3316 Naples, FL 34106	22,427	*	22,427	0	*

Conrad A. Montgomery(15) 100 TRAS St. #12-03 Amara Corp Towers Singapore 079127	48,832	*	48,832	0	*
Patrick O'Leary(16)(13) c/o Eurosilicone Z.I. de la Peyroliere 84400 Apt FRANCE	12,427	*	12,427	0	*
Mark R. & Leslie L. Rahner Trust(4) 1023 CR 142 Durango, CO 81301	28,832	*	28,832	0	*
Rogers Family Trust dated 12/30/92(4)(17) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	568,832	2.45%	568,832	0	*
Rogers Family Trust B dated 12/30/92(4)(17) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	349,871	1.51%	349,871	0	*
Michael Romans(4) FT19/184 Forbes St. Darlinghurst NSW 2010 AUSTRALIA	21,559	*	21,559	0	*
Shepard Family Trust(4) 1414 E. Main St. Santa Maria, CA 93454	58,182	*	58,182	0	*
J. Bradford Smith(4) 2246 Waverly Wy. East Seattle, WA 98112	7,013	*	7,013	0	*

*
Less than 1%

(1)
All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)
AAB Corp. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd., for which 300,000 shares of common stock were issued, and is controlled by Arthur A. Beisang. The shares beneficially owned include 41,039 shares issuable upon conversion of 158 shares of Series A preferred stock that were issued in consideration of $150,000 of consulting services plus dividends thereon.

(3)
Mr. Barella is a Vice President of MediCor Ltd. The shares beneficially owned consist of shares issuable upon conversion of 267 shares of Series A preferred stock issued in consideration of $267,000, plus dividends thereon in the form of additional shares of Series A preferred stock.

(4)
All shares, including shares held after the offering, if any, are issuable upon conversion of series A preferred stock, including dividends in the form of additional shares of Series A preferred stock issued thereon.

(5)
The shares beneficially owned and offered by this prospectus include 10,000 shares issuable upon conversion of $50,000 convertible debentures and 12,427 shares of common stock issued for $75,000. Not registered are 7,218.

(6)
Mr. Eschbach is the Chief Executive Officer of MediCor Development Co., a subsidiary of MediCor Ltd. All share amounts include 28,052 shares issuable upon conversion of 108 shares of series A preferred stock issued in consideration of $100,000, plus dividends thereon in the form of additional shares of series A preferred stock.

(7)
Controlled by Lon L. McGhan, adult son of Donald K. McGhan. The shares were issued as founder's shares in 1999 for $.08 per share.

(8)
Graeco2 Ltd. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd. for which 320,000 shares of common stock were issued, and is controlled by Robert M. Ersek M.D. All share amounts include 98,702 shares issuable upon conversion of 380 shares of series A preferred stock, 240 shares of which were issued in consideration of consulting services rendered and 100 shares of which were issued in consideration of $100,000, plus dividends thereon in the form of additional shares of series A preferred stock.

(9)
Mr. Hawk is an employee of III Acquisition Corp., dba PIP.America, a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 37,280 shares issuable upon exercise of stock options granted to Mr. Hawk. Mr. Hawk also acquired 149,122 shares founder's stock in 2000 for aggregate consideration of $111,930.

(10)
Ms. A. Rose Herrera is an employee of International Integrated Management, Inc., a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 12,427 shares issuable upon exercise of warrants granted to Ms. Herrera for services rendered. Ms. Herrera also acquired 1,995 shares of founder's stock in 2000 for aggregate consideration of $994.

(11)
All shares issuable upon conversion of convertible debentures.

(12)
Mr. Lower is a Vice President of MediCor Ltd.

(13)
All shares are issuable upon exercise of stock options or warrants granted for services rendered.

(14)
Controlled by Garrett M. Wilson, adult grandson of Donald K. McGhan. The shares were issued as founder's shares in 1999 for $.08 per share.

(15)
All share amounts include 20,000 shares issuable upon conversion of convertible debentures and 28,832 shares issuable upon conversion of 100 series A preferred stock, plus dividends thereon in the form of additional shares of series A preferred stock.

(16)
Mr. O'Leary is the Directeur Générale of Eurosilicone SAS, a subsidiary of MediCor Ltd.

(17)
Mr. Rogers is a director of MediCor Ltd.

PLAN OF DISTRIBUTION

        Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list the shares of our common stock offered pursuant to this prospectus on the American Stock Exchange.

        All of the 3,549,375 shares of our common stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock or convertible debentures.

        The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our common stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to any applicable prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act or other exemptions from the registration requirements of the Securities Act may be sold under Rule 144, Rule 144A or such other exemptions rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the potential need to the extent required by the Securities Act deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $400,000.

        We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        Greenberg & Company CPAs LLC, an independent registered public accounting firm, has audited our consolidated financial statements and schedules as of June 30, 2004 and 2005 and for the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Greenberg & Company CPAs LLC's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of the registration statement that we filed on Form SB-2 with the SEC. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.medicorltd.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Medicor Ltd.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of Medicor Ltd. and subsidiaries (collectively the "Company") as of June 30, 2005 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of Medicor Ltd. at June 30, 2005, and the results of its operations and cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

GREENBERG AND COMPANY LLC

Springfield, New Jersey
August 19, 2005

MediCor Ltd.

Consolidated Balance Sheet

June 30, 2005
Assets
Current assets:
Cash	$1,834,799
Receivables, less allowance for doubtful accounts of $1,365,613	6,567,476
Notes receivable, less allowance for doubtful accounts of $2,778,584	—
Inventories	3,876,835
Prepaid expenses and other current assets	232,810

Total current assets	12,511,920
Property, plant and equipment, net	1,141,048
Leased property under capital leases, net	4,060,553
Goodwill and other intangibles, net	43,151,460
Deposits	96,180
Other assets	618,916

Total assets	$61,580,077

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$1,853,523
Note payable to related party	50,533,489
Accounts payable	6,091,388
Obligations under capital leases	397,168
Accrued expenses and other current liabilities	3,377,806
Payroll taxes payable	1,061,330
Interest payable to related party	3,609,908

Total current liabilities	66,924,612
Long-term convertible debentures	300,000
Long-term notes payable	12,014,159
Long-term obligations under capital leases	1,843,199
Long-term accrued liabilities	517,356

Total liabilities	81,599,326

Commitments and contingencies (Note U)
Preferred shares subject to mandatory redemption requirements	6,573,258
Stockholders' equity (deficit)
Common shares, $.001 par value, 100,000,000 shares authorized, 20,353,455 shares issued, 20,333,157 shares outstanding and 20,298 shares retired	20,300
Additional paid in capital	26,926,753
Deferred compensation	(26,500)
Accumulated (deficit)	(53,275,603)
Accumulated other comprehensive income (loss)	(237,457)

Stockholders' equity (deficit)	(26,592,507)

Total liabilities and stockholders' equity	$61,580,077

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Operations and Comprehensive Income/(Loss)

For the Years Ended as Noted

	Year Ended June 30, 2005	Year Ended June 30, 2004
Net sales	$26,958,547	$1,421,583
Cost of sales	15,163,457	412,713
Return of consigned inventory previously written down	(350)	(60,175)

Gross profit	11,795,440	1,069,045
Operating Expenses:
Selling, general and administrative expenses	19,036,314	8,483,694
Research and development	2,691,333	2,149,049
Other expenses	106,903	5,686,849

Operating income/(loss)	(10,039,110)	(15,250,547)
Net interest expense/(income)	5,315,568	1,195,543

Income/(loss) before income taxes	(15,354,678)	(16,446,090)
Income tax expense (benefit)	542,555	1,737

Net income/(loss)	(15,897,233)	(16,447,827)
Preferred dividends deemed	262,600	91,558
Preferred dividends in arrears Series A Preferred 8%	884,478	27,388

Net loss attributable to common stockholders	(17,044,311)	(16,566,773)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(237,457)	—

Comprehensive income/(loss)	$(17,281,768)	$(16,566,773)

Loss per share data:
Weighted average shares, basic and diluted	18,233,175	17,633,120
Basic and diluted
Net loss per share	$(0.93)	$(0.94)

See accompanying notes to consolidated financial statements

 MediCor Ltd.

Consolidated Statements of Cash Flows

Twelve Months Ended June 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,134,690)	$(16,447,827)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	1,799,958	488,503
Provision for doubtful accounts	3,626,748	(2,634,384)
Inventory write down	350	60,175
Loss on disposal of property, plant and equipment	—	22,928
Non-employee stock options	179,297	74,156
Employee preferred stock	267,000	940,000
Directors restricted common stock	79,500	—
Changes in operating assets and liabilities
Receivables	(2,543,076)	2,908,240
Notes receivable	(2,474,156)	(277,043)
Inventories	(479,320)	(24,233)
Prepaid expenses and other current assets	512,677	(153,692)
Investment advances and deferred charges	—	(29,019,801)
Goodwill	(617,675)	—
Deposits	617,675	5,062,910
Other assets	(588,822)	17,179
Bank overdraft	—	(128,387)
Accounts payable	39,246	1,281,620
Accrued expenses and other current liabilities	398,662	54,890
Payroll taxes payable	564,070	20,450
Interest payable	3,666,016	177,437
Long term accrued liabilities	(1,339,417)	(74,180)

Net cash provided by (utilized) operating activities	(12,425,957)	(37,651,059)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant and equipment	(373,433)	(44,994)
Payments for purchase of Laboratoires Eurosilicone S.A., net of cash acquired	(13,942,806)	—
Payments for purchase of Deramedics, net of cash aquired	(75,000)	—
Payments for asset purchase of Hutchison International, Inc., net of cash aquired	(250,000)

Net cash provided by (utilized) investing activities	(14,641,239)	(44,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligation	(515,169)	—
Proceeds from issuance of convertible debentures	—	1,350,000
Proceeds from issuance of short term debt	22,873,812	33,798,790
Proceeds from issuance of long term debt	10,901,112	—
Payments on convertible debentures	(300,000)	(60,000)
Payments on short term debt	(5,872,912)	—
Issuance of common stock	585,895	11,523
Purchase of treasury stock	—	(39,999)
Issuance of preferred shares subject mandatory redemption requirements	862,100	2,750,200
Dividends paid on preferred shares subject mandatory redemption requirements	(35,392)	—

Net cash provided by (utilized) financing activities	28,499,446	37,810,514

EFFECT ON EXCHANGE RATE CHANGES ON CASH	$237,457	$—
Net increase in cash	1,669,707	114,461
Cash at beginning of period	165,092	50,631

CASH AT END OF PERIOD	$1,834,799	$165,092

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$250,000	$—
Conversion of short-term debt to common stock	$512,160	$—
Issuance of preferred stock to employees/consultants	$267,000	$—
Issuance of common stock to directors	$79,500	$—
The Company converted 5,755 shares of our Series A preferred stock to 1,494,857 shares of our common stock with a stated value of:	$5,755,200	$—
The Company purchased all of the capital stock of Laboratoires Eurosilicone S.A.S. for $43,297,915. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$20,275,250
Goodwill	$32,103,570
Cash paid for capital stock	$(43,297,915)

Liabilities assumed	$(9,080,905)

Included in the fair value of assets acquired and liabilities assumed is $2,366,059 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$75,000
Cash paid for capital stock	$(75,000)

Liabilities assumed	$—

The Company purchased all of the assets and liabilites of Hutchinson International, Inc. for $3,000,003. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$3,282,928
Cash paid and common stock issued for assets and liabilities	$(3,000,003)

Liabilities assumed	$(282,925)

A capital lease obligation of $188,612 was incurred when the Company entered into a lease for new vehicles.
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,235,397	$390,701
Taxes	$1,661,719	$1,737

See accompanying notes to consolidated financial statements

 MediCor Ltd.

Consolidated Statement of Stockholders' Equity/(Deficit)

For the Periods Ended as Noted

	Number of Common Shares	Common Shares $.001 Par Value	Additional paid in capital	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total
Balance—July 1, 2003	17,518,161	17,518	16,910,432	—	(19,651,922)	—	(2,723,973)
Issuance of Common Shares	547,402	548	493,026	—	—	—	493,574
Non-Employee Stock Options	—	—	74,156	—	—	—	74,156
Repurchase and Retirement of Common Stock	(20,298)	(20)	—	—	(39,985)	—	(40,005)
Net Loss	—	—	—	—	(16,539,385)	—	(16,539,385)

Balance—June 30, 2004	18,045,265	18,046	17,477,614	—	(36,231,292)	—	(18,735,633)
Issuance of Common Shares	2,287,892	2,254	9,269,842	—	—	—	9,272,096
Directors Restricted Common Stock	—	—	—	(26,500)	—	—	(26,500)
Non-Employee Stock Options	—	—	179,297	—	—	—	179,297
Foreign Currency Translation Adjustments	—	—	—	—	—	(237,457)	(237,457)
Net Loss	—	—	—	—	(17,044,311)	—	(17,044,311)

Balance—June 30, 2005	20,333,157	$20,300	$26,926,753	$(26,500)	$(53,275,603)	$(237,457)	$(26,592,507)

See accompanying notes to consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast implant products, other implants and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country (Brazil) accounting for about 15% of sales. Breast implant and other implants account for about 93% of total sales for the year ended June 30, 2005, while scar management products contributed less than 7% of total sales. The Company sells its products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel.

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation and McGhan Medical. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights. We believe that the acquisition of Eurosilicone SAS on July 5, 2004 has had a material, positive impact on our historical sales and cash flow, increasing sales from about $1.4 million for the year ending June 30, 2004 to about $27.1 million for the year ending June 30, 2005 (and as further detailed in the accompanying financial statements).

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred.. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America"), and MediCor Aethetics, subsidiaries of the Company in the U.S., provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years. Eurosilicone, a subsidiary of the Company located in France, has historically not provided a product replacement program or any similar program. Additionally, it has solely relied on third-party distributors. As a result, Eurosilicone does not maintain a reserve. In April, Eurosilicone announced the formation of a product replacement program for marketing purposes, but as of the year ended June 30, 2005, it has not committed to such a program nor signed up any distributors or doctors. The Company expects to provide for a reserve in the future for such a program under the same approach as described above. Until the implementation of the program and the completion of the analysis, the Company cannot currently estimate any such reserves, which may be material.

        For the fiscal year ended June 30, 2005, PIP.America has paid $2,161,775 with respect to settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants. Due to PIP.America's agreement with PIP, this amount has been recorded under the revolving promissory note as described in Note F, and therefore does not impact our reserve listed below.

        As of June 30, 2005 PIP.America and MediCor Aesthetics product replacement program consisted of:

Product Replacement Program
Balance at June 30, 2004	$2,057,991
Accruals for replacement obligations during the period	1,107,856
Settlements made during the period	(2,161,775)

Balance at June 30, 2005	$1,004,072

Shipping and Handling Costs

        The Company's shipping and handling costs are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB

No. 25" and Emerging Issue Task Force ("EITF") No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services" ("EITF No. 96-18"), whereby the fair value of such option and warrant grants are measured using the fair value based method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions SFAS No. 123 to stock-based employee compensation including the required disclosures of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—and Amendment of FASB Statement No. 123" ("SFAS No. 148").

	Year Ended June 30, 2005	Year Ended June 30, 2004
Net Loss, as reported	$(17,281,768)	$(16,566,773)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	179,297	74,157
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(640,402)	(494,157)

Pro forma net loss	$(17,742,873)	$(16,986,773)

Loss per share:
Basic and diluted—as reported	$(0.93)	$(0.94)
Basic and diluted—pro forma	$(0.97)	$(0.96)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2005	2004
Risk-free interest rate	3.50%	3.50%
Expected years until exercise	7 Years	7 Years
Expected stock volatility	50.0%	50.0%
Dividend yield	0%	0%

        At fiscal year end June 30, 2005 the Company had issued 267 shares of restricted Series A 8.0% Convertible Preferred Stock to consultants and an employee in lieu of cash as compensation to their fees and salary. There is no requirement of vesting, the only restriction being that the shares and the underlying common stock into which they are convertible are not registered under the Securities Act. The liquidation preference of the preferred stock is $367,000 and, based on the conversion price of the preferred stock of $3.85, the number of common shares issuable upon conversion is 69,351. Compensation expense of $267,000 was recorded in the year ended June 30, 2005.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities." A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. At the effective date, the Company has not entered into any VIEs.

        In July 2004, FASB released draft abstract EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-08"), for comment. The objective of EITF No. 04-08 is to provide guidance for whether contingently convertible debt instruments should be included in diluted earnings per share calculations. The draft abstract reflects the EITF's tentative conclusion that contingently convertible debt should be included in diluted earnings per share calculations regardless of whether or not the trigger price has been reached. In its September meeting, the EITF confirmed the July conclusion, and the guidance becomes effective December 15, 2004. The Company does not believe the impact of EITF No. 04-08 is significant to its results of operations or financial position. The Company adopted the guidance in the year ended June 30, 2005.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is applicable to fiscal years beginning after June 15, 2005. The Company does not anticipate the adoption of SFAS 151 will have a material impact on its financial position or results from operations.

        In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123R, "Share-Based Payment", which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company July 1, 2006 as the Company is currently a small business issuer.

        In May 2005, FASB issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company intends to apply the provisions of this statement effective July 1, 2006.

Note C—Major Customer

        During the year ended June 30, 2005, two different distributor customers accounted for 11.5% and 11.7%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the year ended June 30, 2004 is not comparable due to the acquisition of Eurosilicone.

Note D—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note E—Accounts Receivable

        Accounts receivable at June 30, 2005 consisted of:

June 30, 2005
Accounts receivable	$7,933,089
Allowance for doubtful accounts	(1,365,613)

Total	$6,567,476

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2004	$213,021
Provisions/(recovery)	1,152,592

Write-offs	—

Balance June 30, 2005	$1,365,613

Note F—Notes Receivable

        Notes receivable at June 30, 2005 consisted of:

June 30, 2005
Notes receivable	$2,778,584
Allowance for doubtful accounts	(2,778,584)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts had been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection.

Note G—Inventories

        Inventories at June 30, 2005 consisted of:

June 30, 2005
Raw Materials	$758,293
Work in Process	363,925
Finished Goods	2,754,617

Total	$3,876,835

Note H—Property and Equipment

        Property and equipment at June 30, 2005 consisted of:

June 30, 2005
Automobiles	$86,043
Computer equipment and tools and dies	327,634
Furniture, fixtures and equipment	470,974
Land	144,972
Leasehold improvements	107,747
Machinery and equipment	690,176

Subtotal	1,827,546
Accumulated depreciation	(686,499)

Total	$1,141,048

        Depreciation expense was $463,679 for the year ended June 30, 2005 and $132,027 for the year ended June 30, 2004. The increase is due to the depreciation of the acquired assets of Eurosilicone.

Note I—Goodwill and Other Intangibles

        Goodwill and other intangibles as of June 30, 2005 consisted of:

June 30, 2005
Goodwill	$33,400,363
Customer-related intangibles	4,480,820
Distribution agreements	225,000
Non-compete	130,000
Patents	3,000,000
Supply agreement	125,000
Trademarks/Tradenames	120,128
Other	3,248,146

Subtotal	44,729,457
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Customer-related intangibles	(818,922)
Accumulated Amortization—Distribution agreements	(97,500)
Accumulated Amortization—Non-compete	(130,000)
Accumulated Amortization—Patents	(463,289)
Accumulated Amortization—Trademarks/Tradenames	(21,313)
Accumulated Amortization—Other	(5,000)

(1,577,997)
Total	$43,151,460

        Amortization for the year ended June 30, 2005 was $976,835 compared to $356,317 from the prior period ended June 30, 2004. During the year ended June 30, 2005 the Company completed a re-valuation of our goodwill and determined that there was no impairment needed for this asset. We based this valuation on relevant comparable public company multiples of sales, EBITDA, and net income in determining annual amortization of our goodwill asset.

        During the year ended June 30, 2005, the Company wrote off one patent that carried a fair market value of $100,000 due to it being abandoned and subsequently expiring. A decision had been made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to the Company. The impaired loss of $74,129 is reported under other expenses on the consolidated statement of operations and comprehensive income (loss).

        The estimated amortization for the next five years consists of:

	June 30, 2006	June 30, 2007	June 30, 2008	June 30, 2009	June 30, 2010
Customer-related intangibles	$813,755	$813,755	$813,755	$813,755	$406,878
Distribution agreements	22,500	22,500	22,500	22,500	22,500
Patents	236,902	236,902	236,902	236,902	206,369
Trademarks	10,979	10,979	10,979	10,979	10,979
Other	—	—	—	—	—

Total	$1,084,136	$1,084,136	$1,084,136	$1,084,136	$646,726

Note J—Leased Property under Capital Leases

      The following is an analysis of the leased property under capital leases by major classes. All of this property is located in France as a part of our Eurosilicone subsidiary, except for the copier which is located at the Company's corporate office:

June 30, 2005
Buildings	$4,048,143
Vehicles	347,717
Copier	24,138

Subtotal	4,419,997
Accumulated Depreciation	(359,444)

Subtotal	(359,444)
Total	$4,060,553

        For the fiscal year ended June 30, 2005 depreciation expense was $359,444.

        The following is a schedule by years of future minimum lease payments under capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2005:

Year ended June 30,	Amount
2006	$513,283
2007	437,549
2008	396,568
2009	359,356
2010	307,451
Later years	575,227

Total minimum payments required	$2,589,434

Note K—Deposits and Advances for Acquisitions

        Deposits at June 30, 2005 totaled $96,180. These are security deposits on office leases and with local utility companies.

        Other assets consisted of security investments of $41,480 and debt acquisition costs of $577,436 at June 30, 2005.

Note L—Accrued Expenses

        Accrued expenses and other current liabilities at June 30, 2005 consisted of:

June 30, 2005
Consulting	$296,647
Legal settlements	521,160
Wages and paid leave	1,074,023
Product replacement reserve	1,004,072
Other	481,904

Total	$3,377,806

        Consulting fees consisted of amounts relating to various consulting agreements.

        Other accrued expenses included employee benefits and other miscellaneous accrued expenses.

        Long-term accrued liabilities at June 30, 2005 consisted of $517,356 for a legal settlement.

Note M—Convertible Debentures

        Long-term convertible debentures at June 30, 2005 were $300,000. During the year ended June 30, 2005, $100,000 was repaid.

        These convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of Company common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the fiscal year ended June 30, 2005, we did not incur any costs relating to these convertible debentures.

Note N—Notes Payable

        Short-term notes payable of $1,853,523 at June 30, 2005 consisted of the bank term loan from BNP Paribas. The Company also has an outstanding balance at June 30, 2005 of $50,533,489 under a note payable to an affiliate, as described in Note O.

        During the third quarter ended March 31, 2005, the Company drew an additional $3,965,559 from a bank term loan for the performance payments to the previous shareholders as described in Note U. No additional amounts were drawn down in the quarter ended June 30, 2005. The short-term portion of this debt is $566,508 and the remaining $3,399,051 will be required to be paid back in the next six years.

        Long-term notes payable consisted of a bank term loan in the amount of $11,125,919 for a term of seven years denominated in Euros with an annual interest rate based on nine-month Libor plus 2.25%. The variable interest rate as of June 30, 2005 was 4.35%. In addition, we have several notes which ranged from $158,094 to 324,129 with terms of between nineteen months and four years, with annual rates of interest between 3.39% 5.25%.

        Future maturities of long-term debt are as follows:

Year ended June 30,	Amount
2006	$2,336,566
2007	2,105,772
2008	2,008,861
2009	1,854,320
2010	1,854,320

Subtotal	10,159,839
Payments due beyond 2010	1,854,320

Total	$12,014,159

Note O—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest. Neither the Company nor any of its subsidiaries have any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Balance Sheet of $50,533,489 at June 30, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2005, LLC advanced $22,090,000 to the Company, of which $5,872,912 was repaid. Interest expense relating to this note payable was $4,510,969. The unpaid liability for these expenses are included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2006.

        In October 2003, the Company entered into a reimbursement agreement with a company controlled by the Company's chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $637,670 for the fiscal year ended June 30, 2005 in expenses pursuant to the reimbursement agreement. This amount represents sales 14.7% of the annual operating costs of the entity, and the Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the lessor. All other operating costs (such as fuel, pilot wages, foot, etc.) are paid directly by the Company through a service agreement we have with NexGen Management, a company controlled by its Chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company recognized a total of $496,015 for the fiscal year ended June 30, 2005 in expenses pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

Note P—Federal Income Taxes

        The Company follows SFAS No. 109 for reporting income taxes. The expense (benefit) for income taxes reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	June 30, 2005	June 30, 2004
Current
Net loss	$(6,077,606)	$(5,592,408)
Foreign income tax on subsidiary	542,555	—

	(5,535,051)	(5,592,408)

Deferred
Allowance for bad debts	(1,233,094)	895,684
Product replacement reserve	244,680	(75,040)
Depreciation and amortization	(85,000)	(102,000)

	(1,073,414)	718,644

Total benefit	(6,608,465)	(4,873,764)

Less allowance for realization of deferred tax asset	7,151,020	(4,873,764)
State taxes, net of federal benefit	—	1,737

Total tax expense	$542,555	$1,737

        The current tax expense for the fiscal year ended June 30, 2005, resulted from income tax paid on a foreign subsidiary. As of June 30, 2005, the Company recorded an allowance of $18,517,008 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued product replacements, and depreciation/amortization not currently deductible as expenses under IRS provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $25 million will expire over several years ending in 2024.

        Primary components of the deferred tax asset at the periods noted were approximately as follows:

June 30, 2005
Computed expected income tax asset/(liability) at 34%	$6,077,606
Adjustments
Net operating loss	10,325,250
Allowance for bad debt	1,409,027
Product replacement reserve	455,037
Depreciation and amortization	250,088

Income tax benefit	$18,517,008
Less allowance for realization of deferred tax asset	(18,517,008)
Deferred tax asset, net	$—

Note Q—Preferred Stock

        The Company authorized a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment in the event certain EBITDA or common stock value targest are not met. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared which amount will be payable by the Company in cash. At June 30, 2005, the Company had outstanding an aggregate of 6,219 shares, issued for aggregate consideration of $6,573,258.

Note R—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Year-Ended June 30, 2005			Year-Ended June 30, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss)
before preferred stock dividends	(15,897,233)			(16,447,827)
Less: Preferred stock dividends	1,147,078			118,946
Basic EPS	(17,044,311)	(18,233,175)	(0.93)	(16,566,773)	17,633,120	(0.94)
Effect of dilutive securities

Diluted EPS	$(17,044,311)	18,233,175	(0.93)	$(16,566,773)	17,633,120	(0.94)

        4,286,569 common equivalent shares have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note S—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 4,100,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements.

        The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at July 1, 2004	2,369,688	$2.99
Granted	1,920,000	$3.48
Exercised	(297,616)	$1.80
Cancelled	(62,134)	$1.61

Outstanding Options at June 30, 2005	3,929,938	$3.34

Options exercisable at end of period	496,791	$3.62

        The following table summarizes information about stock options outstanding at June 30, 2005:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 - $2.01	749,938	4.5	$1.73	49,708	$1.61
$3.00 - $3.80	2,180,000	5.8	$3.48	226,250	$3.46
$4.15 - $4.30	1,000,000	5.9	$4.24	220,833	$4.24

Note T—Business Segment Information

       The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. For the year ended June 30, 2005, sales from breast implant and other implants accounted for about 94%, whereas sales from scar management product contributed less than 6%. Revenues from customers and distributors attributable to various foreign countries outside the U.S were material and equaled about 95% of total sales, with the largest country (Brazil) accounting for about 15% of sales. Additionally, a significant amount of revenues and costs are Euro denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled about $38 million, located in France. Amounts attributable to the U.S. were approximately $8 million.

Note U—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through July 1, 2006. The same entity has provided the Company an aggregate of over $67 million in funding from the Company's inception through June 30, 2005. The future funding may take the form of debt or equity or a combination thereof.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2005 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material. Although we anticipate submission of the completed PMA application during 2006, there can be no assurance of timing, reviw or decision concerning the PMA application. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of June 30, 2005 was $2,778,584.

        The Company's Eurosilicone Holdings SAS subsidiary may be committed to make additional performance payments to the previous shareholders of Eurosilicone, over the next two years, in connection with revenue targets. These payments might be as high as €3,000,000 for each year, or a total of €6,000,000. Eurosilicone Holdings SAS plans on funding these amounts under the commitments of the bank loan described under Note N. During the quarter ended March 31, 2005 such a payment was made and funded under the bank loan agreement in the amount of $3,965,559.

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France. It is PIP.America's position that the Kwartin litigations are within the scope of the indemnification agreements.

        MediCor Ltd. et al. v. Edward Lower III, (United States District Court for the District of Nevada, Case No. CV-S-05-0876-PMP). In June 2005, Edward V. Lower III, the former president of the Corporation's International Integrated Incorporated subsidiary, filed a demand for arbitration with the American Arbitration Association based on alleged breaches of a purported employment agreement, seeking severance pay and other damages. The Company and its subsidiary dispute the alleged agreement on which Lower bases his claims and as such its subsidiary filed suit in Nevada state court seeking a declaratory judgment that the alleged employment agreement does not govern the relationship between the parties and that the Company and its subsidiary have no obligations under the agreement as alleged by Lower. Because of the institution of the state court action, the pending arbitration was stayed for a period of 60 days until September 5, 2005 to permit the Company to obtain a stay of arbitration from the court. In July 2005, Lower removed this state action to the United States District Court for the District of Nevada and subsequently filed a motion to compel arbitration and dismiss the declaratory relief complaint. This is the action referenced above. The motion is set to be heard on October 3, 2005. The Company believes that the arbitration demand is without merit and the Company has reserved for what it believes are the correct balances owed Lower. Nevertheless, until the Court rules on the pending motions and addresses the merits of the Corporation's complaint for declaratory relief, there can be no assurance as to the ultimate resolution of this case or the liability of the Company or its subsidiary, if any, in connection herewith.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs deposed Medicor witnesses in January of 2005 and then sought additional documents from Medicor, which were recently provided to plaintiffs. Plaintiffs have now asked to file a written response to PIP.America's pending motion to dismiss. A ruling on the motion is expected by November of 2005. At the request of the judge, PIP.America will seek to defeat the class certification attempt plaintiffs have made after the motion to dismiss is ruled upon. Poly Implants Protheses, S.A., a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses PIP.America may suffer as a result of the Illinois litigation.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone SAS, one of our French subsidiaries, in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement, among other allegations. As a result of these allegations, Europlex claims damages in amount of approximately $4,000,000 Euros. A status hearing has been set for October 14 in Avignon. We believe the suit is without merit and intend to vigorously defend against the alleged claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under our product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, Inc., with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by Poly Implants Protheses, S.A. prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

        The Company leased office, manufacturing and warehouse facilities and office equipment under various terms. Lease expenses amounted to $509,476 and $387,247 for the years ended June 30, 2005 and 2004, respectively. Future minimum lease payments are approximated as follows:

Year ended June 30,	Amount
2006	237,757
2007	247,027
2008	163,446

Note V—Acquisitions

        On July 5, 2004, the Company, through its Eurosilicone Holdings SAS subsidiary, acquired all of the capital stock of Eurosilicone, a privately-held breast implant manufacturer based in Apt, France. The financing for the acquisition was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman. The Company may also be obligated to make additional performance payments based on revenue targets over the next two years (as more fully described in Note U). The primary reasons for acquiring Eurosilicone include its historical sales, cash flow and market share of the breast implant industry, its manufacturing facilities and its product line. Due to the relatively low book value of its current and fixed assets, as compared to the purchase price, this resulted in a significant amount of goodwill. There was no initial allocation of this amount to intangible assets, because no patents were acquired and the other relevant assets (e.g., customer-related, marketing-related, contracts) were initially determined to be insignificant and immaterial. However, the Company has evaluated this in detail and has determined that about $4.4 million of the purchase price is attributable to customer related intangible assets, pursuant to EITF 02-17 and SFAS No. 141.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation have been finalized.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of June 30, 2005:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments		Preliminary Fair Value
Cash and cash equivalents	$1,929,698	$—		$1,929,698
Accounts receivable	5,625,350	(672,563	)(a)	4,952,787
Inventory	2,654,043	639,936	(c)	3,293,979
Other current assets	96,909	—		96,909

Total current assets	10,306,000	(32,627)		10,273,373
Property, plant and equipment	801,085	—		801,085
Leased property under capital leases	4,048,560	84,804	(d)	4,133,364
Customer-related intangibles	—	4,475,653	(e)	4,475,653
Trademarks	49,917	59,877	(f)	109,794
Goodwill	—	28,138,011	(g)	28,138,011
	—	3,965,559	(i)	3,965,559
Other long term assets	481,981	—		481,981

Total assets	$15,687,543	$36,691,277		$52,378,820

Accounts payable	2,774,978	—		2,774,978
Notes payable	367,742	—		367,742
Obligations under capital leases	554,217	—		554,217
Other current liabilities	1,607,362	204,480	(c)	1,811,842
Long term notes payable	745,304	—		745,304
Long term obligations under capital leases	1,977,901	331,475	(d)	2,309,466
Long term accrued liabilities	—	517,356	(c)	517,356
Shareholders equity	7,659,949	(7,659,949	)(b)	—
		39,332,356	(h)	39,332,356
		3,965,559	(i)	3,965,559

Total Liabilities and Shareholders' equity	$15,687,543	$36,691,277		$52,378,820

        In accordance with SFAS No. 142, goodwill will not be amortized and will be tested for impairment at least annually.

        The following adjustments have been reflected in the balance sheet.

  (a)
  To record an additional allowance for doubtful accounts as of the acquisition. In addition, to record a reserve against a short-term non-liquid deposit.

  (b)
  To eliminate historical shareholders' equity of Eurosilicone.

  (c)
  Reflects several one-time reserves as of the acquisition date, relating to inventory previously not recognized of $639,936. Also includes a legal settlement with a commercial agent for $517,536 incurred as contingency of the acquisition and an additional accrual for employee and product litigation of $204,480.

  (d)
  To place additional value on leased property based on the fair market evaluation performed on Eurosilicone's assets as of July 5, 2004 and to record the additional liability associated with the leased property.

  (e)
  To record the value of Eurosilcone's customer lists, contracts and related customer relationships.

  (f)
  To record the fair market value of Eurosilicone's trademark.

  (g)
  To reflect goodwill.

  (h)
  To record the purchase price of Eurosilicone.

  (i)
  To record performance payment required under the acquisition agreement which had occurred during the quarter ending March 31, 2005. Please see Note U for the possibility of additional performance payments.

        The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company as if the acquisition had taken place on July 1, 2003. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

	Year Ended June 30,
	2005	2004
Net sales	$26,958,547	$22,568,028
Net income / (loss)	(17,281,768)	(13,821,277)
Diluted (loss) earnings per common share	(0.93)	(0.78)

        On August 27, 2004, the Company completed the acquisition of privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a distributor of aesthetic, plastic and reconstructive surgery devices in Mexico.

        On April 25, 2005, one of the Company's subsidiaries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself will not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements call for payments in the form of stock and cash of about $3,000,003 as follows: cash payments of $625,000 and 366,667 shares of MediCor Ltd. common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

        The purchase price resulted in a significant amount in other intangible assets and the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Hutchison International, Inc. based upon their estimated fair values at the acquisition date. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of June 30, 2005:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments	Preliminary Fair Value
Employee advances	$39,782	$—	$39,782
Inventory	372,061	(372,061)	—	(a)
Property, plant and equipment	1,492	(1,492)	—	(b)
Intangibles	—	3,243,146	3,243,146	(c)

Total assets	$413,335	$2,869,593	$3,282,928

Short-term product replacement reserve	195,750	87,175	282,925	(d)
Shareholder's equity related to assets acquired	217,585	(217,585)	—	(e)
Purchase price		3,000,003	3,000,003	(f)

Total liabilities and shareholders' equity	$413,335	$2,869,593	$3,282,928

        The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the year ended June 30, 2006. Any change in the fair value of the net assets may change the amount of the purchase price allocable to goodwill. The Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations.

  (a)
  Inventory is obsolete because no FDA Pre-Market Approval exists, and therefore no market for the product at present exists.

  (b)
  Office equipment appears to be obsolete and beyond its useful life.

  (c)
  Reflects initial determination of value associated with intangibles (specifically the distribution/supply agreement with Biosil). Amount may be impacted by other purchase accounting adjustments and finalization of intangible valuation under SFAS 141 which will be finalized within 1 year of acquisition.

  (d)
  Reflects additional amounts for reserve associated with product replacement program.

  (e)
  To eliminate shareholder's equity.

  (f)
  To record the purchase price, as follows: $250,000 of cash, and $2,750,003 in the form of common stock in MediCor (366,666 shares).

Note W—Subsequent Event

        On September 13, 2005, the Company agreed to acquire all of the capital stock of Biosil Limited and Nagor Limited, privately-held companies based in the U.K. in exchange for cash and stock. The closing of the acquisition is subject to customary closing conditions. The Company has filed a current report on Form 8-K on September 13, 2005 and on September 16, 2005 containing additional information related to this acquisition.

PART I—FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MediCor, Ltd.
Consolidated Balance Sheet
December 31, 2005
(Unaudited)

Assets
Current assets:
Cash	$1,005,763
Receivables, net of allowance of $1,001,443	6,461,136
Notes receivable, net of allowance of $3,252,832	—
Inventories	4,649,859
Prepaid expenses and other current assets	163,974

Total current assets	12,280,732
Property and equipment, net	1,174,010
Leased property under capital leases, net	3,829,023
Goodwill and other intangibles, net	41,674,416
Deposits	1,060,412
Other assets	526,760

Total assets	$60,545,353

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$2,220,164
Note payable to related party	57,371,330
Accounts payable	6,488,506
Obligations under capital leases	452,511
Accrued expenses and other current liabilities	3,457,609
Payroll taxes payable	1,332,192
Interest payable to related party	6,267,462
Convertible debentures	250,000

Total current liabilities	77,839,774
Long-term notes payable	9,429,712
Long-term obligations under capital leases	2,021,520

Total liabilities	89,291,006

Commitments and contingencies (Note V)
Preferred shares subject to mandatory redemption requirements	6,810,258
Stockholders' equity (deficit)
Common shares, $.001 par value, 100,000,000 shares authorized, 20,614,031 shares issued, 20,593,733 shares outstanding and 20,298 shares retired	20,560
Additional paid in capital	27,596,588
Deferred compensation	(79,500)
Accumulated (deficit)	(61,770,499)
Accumulated other comprehensive income (loss)	(1,323,060)

Stockholders' equity (deficit)	(35,555,911)

Total liabilities and stockholders' equity	$60,545,353

See accompanying notes to unaudited consolidated financial statements

 MediCor, Ltd.
Consolidated Statements of Operations and Comprehensive Income/(Loss)
Three Months Ended December 31, 2005 and 2004
(Unaudited)

	2005	2004
Net sales	$6,981,294	$6,145,254
Cost of sales	4,874,748	3,180,430

Gross profit	2,106,546	2,964,824
Operating expenses:
Selling, general and administrative
Salaries and wages	2,085,601	1,263,942
Other	1,997,966	4,238,097
Research and development	573,148	567,475

Operating loss	(2,550,169)	(3,104,690)
Net interest expense	1,322,972	1,260,044

Loss before income taxes	(3,873,141)	(4,364,734)
Income tax expense (benefit)	268,571	(58,595)

Net loss	(4,141,712)	(4,306,139)
Preferred dividends deemed	—	154,468
Preferred dividends in arrears Series A Preferred 8%	127,764	220,554

Net loss attributable to common stockholders	(4,269,476)	(4,681,161)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(1,360,898)	(6,562)

Comprehensive loss	$(5,630,374)	$(4,687,723)

Net loss per share of common stock, basic and diluted	$(0.21)	$(0.26)
Weighted average shares, basic and diluted	20,356,417	18,116,198

See accompanying notes to unaudited consolidated financial statements

 MediCor, Ltd.
Consolidated Statements of Operations and Comprehensive Income/(Loss)
Six Months Ended December 31, 2005 and 2004
(Unaudited)

	2005	2004
Net sales	$12,643,309	$12,288,313
Cost of sales	8,820,740	6,733,915

Gross profit	3,822,569	5,554,398
Operating expenses:
Selling, general and administrative
Salaries and wages	3,372,027	2,288,502
Other	4,290,606	6,884,911
Research and development	1,485,713	1,201,189

Operating loss	(5,325,777)	(4,820,204)
Net interest expense	2,777,275	2,529,483

Income before income taxes	(8,103,052)	(7,349,687)
Income tax expense (benefit)	140,081	282,316

Net loss	(8,243,133)	(7,632,003)
Preferred dividends deemed	—	260,172
Preferred dividends in arrears Series A Preferred 8%	251,764	429,310

Net loss attributable to common stockholders	(8,494,897)	(8,321,485)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(1,085,603)	(196,256)

Comprehensive loss	$(9,580,500)	$(8,517,741)

Net loss per share of common stock, basic and diluted	$(0.42)	$(0.46)
Weighted average shares, basic and diluted	20,346,091	18,089,308

See accompanying notes to unaudited consolidated financial statements

MediCor, Ltd.
Consolidated Statements of Cash Flows
Six Months Ended December 31, 2005 and 2004

(Unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,580,500)	$(7,828,259)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	861,293	483,369
Provision for doubtful accounts	110,078	2,195,686
Inventory write down	—	350
Loss on disposal of property and equipment	—	—
Non-employee stock options	55,930	119,375
Employee preferred stock	—	80,000
Directors restricted common stock	53,000	26,500
Changes in operating assets and liabilities, excluding effects of acquisitions
Receivables	470,510	(1,447,974)
Notes receivable	(474,248)	(1,492,094)
Inventories	(773,024)	(524,860)
Prepaid expenses and other current assets	68,836	588,429
Goodwill	—	(617,675)
Deposits	(964,232)	617,675
Other assets	92,156	(629,918)
Accounts payable	397,118	148,880
Accrued expenses and other current liabilities	121,872	(906,815)
Income tax payable	—	—
Payroll taxes payable	270,861	407,422
Interest payable	2,657,554	775,422
Long term accrued liabilities	(517,356)	—

Net cash used in operating activities	(7,150,152)	(8,004,487)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(230,271)	(282,827)
Payments for purchase of Laboratoires Eurosilicone S.A., net of cash acquired	—	(8,800,727)
Payments for purchase of Deramedics, net of cash acquired	—	(75,000)

Net cash provided by (utilized) investing activites	(230,271)	(9,158,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(334,565)	(262,867)
Proceeds from issuance of short term debt	7,275,000	16,520,500
Proceeds from issuance of long term debt	—	7,333,407
Payments on convertible debentures	—	(200,000)
Payments on short term debt	(1,932,817)	(6,160,251)
Issuance of common stock	458,166	4,969
Issuance of preferred shares subject mandatory redemption requirements	—	1,172,271

Net cash provided by financing activities	5,465,784	18,408,029

EFFECT ON EXCHANGE RATE CHANGES ON CASH	(1,085,603)	(191,269)
CHANGE IN CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents	(829,036)	1,053,719
Cash and cash equivalents at beginning of period	1,834,799	165,092

Cash at end of period	$1,005,763	$1,218,811

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$—	$250,000
Conversion of long-term debt to common stock	$50,000	$75,000
Issuance of preferred stock to employees/consultants	$—	$80,000
Issuance of preferred stock in lieu of dividends	$237,000
Issuance of common stock to directors	$53,000	$26,500
The Company purchased all of the capital stock of Laboratories Eurosilicone S.A.S. for $43,297,915. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$15,870,718
Goodwill	$—	$32,211,067
Cash paid for capital stock	$—	$(39,332,356)

Liabilities assumed	$—	$(8,749,429)

Included in the fair value of assets acquired and liabilities assumed is $2,532,081 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$75,000
Cash paid for capital stock	$—	$(75,000)

Liabilities assumed	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$213,959	$1,678,124
Income Taxes	$484,823	$—

See accompanying notes to unaudited consolidated financial statements

MEDICOR LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast implant products and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with Brazil accounting for about 15% of sales. Breast implant and other implant products account for about 93% of total sals for the quarter ended December 31, 2005, while scar management products contributed approximately 7% of total sales. The Company sells its products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel.

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior period amounts in previously issued financial statements have been reclassified to conform to the current period presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company's financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48, "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. The Company recognizes revenue upon delivery of product to third-party distributors and customers and does not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in the Company's industry, the Company also recognizes revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. The Company does not offer price protection to its third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances are based on product return history. The Company believes its estimate for anticipated returns is a "critical accounting estimate" because it requires the Company to estimate returns and, if actual returns vary, it could have a material impact on reported sales and results of operations. Historically the Company's estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets" ("SFAS No. 144"), as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company believes the estimate of its valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on the Company's results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America") and MediCor Aethetics, subsidiaries of the Company in the U.S., provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years. Eurosilicone, a subsidiary of the Company located in France, prior to July 1, 2005 did not provide a product replacement program or any similar program. Additionally, it had solely relied on third-party distributors. As a result, Eurosilicone did not maintain a reserve in prior years. During the quarter ending September 30, 2005, Eurosilicone began making formal commitments to third-parties for a product replacement program. Consequently, the Company has provided a reserve for this program under the same approach as described above. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations.

        For the quarter ended December 31, 2005, PIP.America has paid $325,925 with respect to settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants. For the quarter ended December 31, 2005, MediCor Aesthetics paid $12,800 with respect to settlements under its product replacement program for the products previously sold under is distribution agreement between Hutchison International, Inc. and Biosil Limited.

        As of December 31, 2005 the Company's product replacement program allowance consisted of:

Product Replacement Allowance
Balance at June 30, 2005	$1,004,072
Accrual for product replacement program expansion during the period	83,526
Settlements incurred during the period	(728,000)

Balance at December 31, 2005	$359,598

Shipping and Handling Costs

        Shipping and handling costs incurred by the Company are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees, ("APB Opinion No. 25") in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25," and Emerging Issue Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That

Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services, ("EITF No. 96-18") whereby the fair value of such option and warrant grants are measured using the Fair Value Based Method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard became effective for the Company January 1, 2006 and will affect the financial statements starting in the third fiscal period of 2006.

        In May 2005, FASB issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"), which replaces APB Opinion No. 20, "Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." This pronouncement applies to all voluntary changes in an accounting principle, and revises the requirements for accounting for and reporting a change in an accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company intends to apply the provisions of this statement effective July 1, 2006.

Note C—Interim Reporting

        The accompanying unaudited consolidated financial statements for the three and six months ended December 31, 2005 and December 31, 2004, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included. Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation. Operating results for the six months ended December 31, 2005 are not necessarily indicative of the results for the full fiscal year.

Note D—Major Customers

        During the three and six months ended December 31, 2005, two different distributor customers accounted for 15% and 12%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the three and six months ended December 31, 2004 was 10% and 11%, respectively.

Note E—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note F—Accounts Receivable

        Accounts receivable at December 31, 2005 consisted of:

December 31, 2005
Accounts receivable	$7,462,579
Allowance for doubtful accounts	(1,001,443)

Total	$6,461,136

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2005	$1,365,613
Provisions/(recovery)	(672,563)
Write-offs	308,393

Balance December 31, 2005	$1,001,443

Note G—Notes Receivable

        Notes receivable at December 31, 2005 consisted of:

December 31, 2005
Notes receivable	$3,252,832
Allowance for doubtful accounts	(3,252,832)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France, issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts have been fully reserved for, as an allowance for doubtful account, due to the lack of past payments and uncertain prospect of collection.

Note H—Inventories

        Inventories at December 31, 2005 consisted of:

December 31, 2005
Raw Materials	$869,934
Work in Process	624,157
Finished Goods	3,155,768

Total	$4,649,859

Note I—Property and Equipment

        Property and equipment (excluding property held under capital leases) at December 31, 2005 consisted of:

December 31, 2005
Machinery and equipment	$1,286,456
Furniture and fixtures	471,939
Land	130,813
Leasehold Improvements	107,748

Property and equipment, gross	1,996,956
Less: Accumulated depreciation and amortization	(822,946)

Property and equipment, net	$1,174,010

        Depreciation and amortization expense was $84,145 for the three months ended December 31, 2005 and $141,825 for the three months ended December 31, 2004. Depreciation and amortization expense was $176,064 for the six months ended December 31, 2005 and $308,354 for the same period a year ago.

Note J—Goodwill and Other Intangibles

        Goodwill and other intangibles as of December 31, 2005 consisted of:

December 31, 2005
Goodwill	$32,615,091
Customer-related intangibles	4,317,683
Supply agreements and other intangibles	3,373,146
Patents	3,000,000
Distribution and non-compete agreements	355,000
Trademarks and trade names	115,908

Intangible assets, gross	43,776,828
Accumulated amortization—goodwill	(41,973)
Accumulated amortization—customer-related intangibles	(1,209,069)
Accumulated amortization—supply agreements and other related intangibles	(5,000)
Accumulated amortization—patents	(581,103)
Accumulated amortization—distribution and non-compete agreements	(238,690)
Accumulated amortization—trademarks and trade names	(26,577)

Accumulated amortization	(2,102,412)
Intangible assets, net	$41,674,416

        Amortization expense for the three months ended December 31, 2005 was $265,324, compared to $87,508 for the prior period ended December 31, 2004. The amortization for the six months ended December 31, 2005 was $536,358, compared to $175,015 with the prior period ended December 31, 2004.

        The supply agreement and other intangibles are purchase price adjustments that were a result of the acquisition selected assets of Hutchison International, Inc. The Company is continuing to evaluate these intangible assets in detail and anticipates that it will determine and place a fair value upon completion of such valuation by June 30, 2006. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations. The Company does expect that a majority of the intangibles will be related to the distribution agreement with Biosil Limited.

        The estimated amortization expense for the next five years consists of:

	Twelve months ending
	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
Customer-related intangibles	$406,878	$610,316	$610,316	$610,316	$610,316
Distribution agreements	11,250	16,875	16,875	16,875	16,875
Patents	118,451	177,677	177,677	177,677	177,677
Trademarks and trade names	5,490	8,235	8,235	8,235	8,235
Other	—	—	—	—	—

Total	$542,068	$813,102	$813,102	$813,102	$813,102

Note K—Property Held under Capital Leases

        The following is an analysis of the leased property under capital leases by major classes. All of this property is located in France as a part of our Eurosilicone subsidiary:

December 31, 2005
Buildings	$3,973,830
Vehicles	341,334
Copier	24,138

Subtotal	4,339,301
Less: Accumulated depreciation	(510,278)

Subtotal	(510,278)
Total	$3,829,023

        Depreciation expense was $79,688 for the three months ended December 31, 2005 as compared to $66,121 for the three months ended December 31, 2004. The depreciation for the six months ended December 31, 2005 was $148,931 as compared to $119,313 for the six months ended December 31, 2004.

        The following is a schedule by years of future minimum lease payments under capital leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2005:

Year ending December 31,	Amount
2006	$550,132
2007	412,863
2008	371,150
2009	328,863
2010	285,572
Later years	1,059,096

Total minimum payments required	3,007,676
Less: Amount representing interest	(533,645)

Present value of the minimum lease payments	2,474,031
Less: Current portion of capital lease obligations	(452,511)

Long term portion of capital lease obligations	$2,021,520

Note L—Deposits and Other Assets

        Deposits at December 31, 2005 totaled $1,060,412. The Company has $121,077 in security deposits on office leases, with local utility companies; an agreement with a former distributor of Eurosilicone to purchase back their inventory for $300,000 and $639,335 in expenses incurred during the acquisition process of Biosil Limited and Nagor Limited.

        Other assets consisted of debt acquisition costs of $526,760 at December 31, 2005.

Note M—Accrued Expenses

        Accrued expenses and other current liabilities at December 31, 2005 consisted of:

December 31, 2005
Wages and paid leave	$1,161,350
Legal settlement	1,000,000
Product replacement reserve	359,598
Other	936,661

Total	$3,457,609

        The Company entered into a settlement with Europlex, S.A. de CV., agreeing to extinguish and release all claims, in exchange for future payments totaling $1,000,000 as described in Note V. Other accrued expenses included interest and other legal expenses.

Note N—Convertible Debentures

        Convertible debentures at December 31, 2005 were $250,000. These convertible debentures are convertible, at the holder's discretion, after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date to shares of the Company's common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between June 2006 and August 2006.

        During the quarter ended December 31, 2005, we did not incur any costs relating to these convertible debentures.

Note O—Notes Payable

        Short-term notes payable of $2,220,164 at December 31, 2005 consisted of several notes which ranged from $66,673 to $1,839,459 with annual interest rates of between 3.39% and 8%. The Company also has an outstanding balance at December 31, 2005 of $57,371,330 under a note payable to an affiliate, as described in Note P.

        Long-term notes payable consisted of a bank term loan in the amount of $9,197,295 for a term of six years denominated in euros with an annual interest rate based on six month LIBOR plus 2.25%. The variable interest rate as of December 31, 2005 was 4.89%. In addition, we have several notes which ranged from $11,680 to $155,832 with terms of between 13 and 29 months, with annual rates of interest between 3.39% and 5.25%.

        Future minimum payments on long-term debt obligation (not including capital leases) are as follows:

Year ending December 31,	Amount
2007	$2,014,980
2008	1,896,355
2009	1,839,459
2010	1,839,459
2011	1,839,459

$9,429,712

Note P—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Consolidated Balance Sheet of $57,371,330 at December 31, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%) per annum. During the three months ended December 31, 2005, LLC advanced $2,875,000 to the Company, of which $437,159 was repaid. For the six months ended December 31, 2005, LLC advanced $7,275,000 to the Company, of which $437,159 was repaid. Interest expense relating to this note payable was

$1,437,120 for the three months ended December 31, 2005 and $2,757,553 for the six months ended December 31, 2005, of which $100,000 had been paid. The unpaid liability for these expenses is included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company has a commitment from LLC to fund operating shortfalls as necessary through January 1, 2007.

        In October 2003, the Company entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by its chairman, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective only for expenses incurred for MediCor business purposes. The Company recognized a total expense of $12,400 for the three months ended December 31, 2005 and $257,610 for the six months ended December 31, 2005 pursuant to the reimbursement agreement. This amount represents approximately 7.4% of the quarterly operating costs of the entity and 13.1% of the six months' operating costs of the entity. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the owner. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by the Company through a service agreement we have with NexGen Management, a company controlled by the Company's chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company recognized a total expense of $68,839 for three months ended December 31, 2005 and $241,037 for the six months ended pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

Note Q—Federal Income Taxes

        The Company follows FAS 109 for reporting income taxes. The income tax expense (benefit) reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	December 31, 2005	December 31, 2004
Current
Net loss	$(1,758,067)	$(1,328,474)
Foreign income tax expense on unconsolidated subsidiaries	140,081	340,911

	(1,617,986)	(987,563)

Deferred
Allowance for bad debts	37,426	67,269
Product replacement reserve	206,973	—
Depreciation and amortization	292,840	25,500

	537,239	92,769

Total benefit	(1,080,747)	(894,794)
Valuation allowance for realization of deferred tax asset	1,220,828	1,235,705

Total tax expense	$140,081	$340,911

        The current tax expense for the quarter ended December 31, 2005 resulted from income tax paid on a foreign subsidiary. As of December 31, 2005, the Company recorded an allowance of $19,737,836 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued product replacements, and depreciation/amortization not currently deductible as expenses under Internal Revenue Service provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $25 million will expire over several years ending in 2024.

        Primary components of the deferred tax assets at the periods noted were approximately as follows:

December 31, 2005
Computed expected income tax asset/(liability) at 34%	$(1,758,067)
Adjustments
Net operating loss	16,402,856
Allowance for bad debt	1,446,454
Product replacement reserve	662,010
Depreciation and amortization	542,928

Income tax benefit	$17,296,181
Valuation allowance for realization of deferred tax asset	(17,296,181)

Deferred tax asset, net	$—

Note R—Preferred Stock

        The Company authorized a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment in the event certain EBITDA or common stock value targets are not met. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends, whether or not declared which amount will be payable by the Company in cash. At December 31, 2005, the Company had outstanding an aggregate of 6,456 shares, issued for aggregate consideration of $6,810,258.

Note S—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Six Months Ended December 31, 2005			Six Months Ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss) before preferred stock dividends	(8,243,133)			(7,652,003)
Less: Preferred stock dividends	(251,764)			(689,482)
Basic EPS	(8,494,897)	20,346,091	(0.42)	(8,321,485)	18,089,308	(0.46)
Effect of dilutive securities	—

Diluted EPS	$(8,494,897)	20,346,091	(0.42)	$(8,321,485)	18,089,308	(0.46)

        Common equivalent shares of 3,700,413 have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note T—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 4,100,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The Company's employee share option activity for and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at June 30, 2005	4,315,757	$3.28
Granted	160,000	$3.10
Exercised	(235,043)	1.92
Cancelled	—	—

Outstanding Options at December 31, 2005	4,240,714	$3.33

Options exercisable at end of period	1,232,179	$3.17

        The following table summarizes information about employee stock options outstanding at December 31, 2005:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00-$2.01	800,714	3.6	$1.75	342,179	$1.76
$3.00-$3.80	2,340,000	5.2	$3.46	615,000	$3.47
$4.15-$4.30	1,100,000	5.4	$4.23	275,000	$4.23

Note U—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single industry segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. For the three months ended December 31, 2005, sales from breast implant and other implants were approximately 93% of total sales, whereas sals from scar management product were approximately 7% of total sales. Revenues from customers and distributors attributable to various foreign countries outside the U.S. were material. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country (Brazil) accounting for about 15% of sales. Additionally, a significant amount of revenues and costs are Euro denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled about $37 million, located in France. Amounts attributable to the U.S. were approximately $6 million.

Note V—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through January 1, 2007. The same entity has provided the Company an aggregate of over $74 million in funding from the Company's inception through December 31, 2005. The future funding may take the form of debt or equity or a combination thereof.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America, although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully provided for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. In conjunction with this change, PIP.America forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amounts and timing of these future costs are unknown and may be material. The likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of December 31, 2005 was $3,252,832.

        The Company's Eurosilicone Holdings SAS subsidiary may be committed to make additional performance payments to the previous shareholders of Eurosilicone, over the next two years, in connection with revenue targets. These payments might be as high as €3,000,000 for each year, or a total of €6,000,000. Eurosilicone Holdings SAS plans on funding these amounts under the commitments of the bank loan described under Note O.

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. All of the cases above have been consolidated for all pre-trial purposes, but not for trial. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation dba PIP.America ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have until March 9, 2006 to file new complaints against PIP.America. If new complaints are held valid, and a judgment or settlement against PIP.America results, Poly Implants Protheses, S.A., a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses it may suffer as a result of the Illinois litigation.

        As it relates to cases involving Poly Implants Protheses, S.A., PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP-France. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against our subsidiary, Eurosilicone, SAS in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device", Patent# 0 174 141 B1, and seeks damages of $3 million Euros. The case is in the preliminary stages and the company believes it does not infringe on the 0 174 141 B1 patent and is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Europlex, S.A. de C.V., a Mexican company, filed suit on December 23, 2004, against our subsidiary, Eurosilicone S.A.S, in Avignon Commercial Court in France. The suit alleged Eurosilicone unlawfully terminated Europlex' right to distribute Eurosilicone breast implants in Mexico and sought damages of approximately €4,000,000 Euros. On October 12, 2005, Eurosilicone and Europlex entered into a settlement, agreeing to extinguish and release all claims, in exchange for future payments totaling $1,000,000 and an agreement in which MediCor Latin America, a subsidiary of MediCor Ltd., would acquire all the remaining inventory of Europlex.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

        The Company has operating leases for office, manufacturing and warehouse facilities under various terms expiring from 2007 to 2008. Lease expenses amounted to $100,678 and $23,790 for the three months ended December 31, 2005 and 2004, respectively. For the six months ended December 31, 2005 lease expenses were $188,475 compared to $272,107 for the six months ending December 31, 2004. Future minimum operating lease payments are approximated as follows:

Year ending December 31,	Amount
2006	242,317
2007	251,776
2008	37,088

Note W—Acquisitions

        On April 25, 2005, one of the Company's subsidiaries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself did not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements called for payments in the form of stock and cash of about $3,000,003 as follows: cash payments of $250,000 and 366,667 shares of MediCor Ltd. common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

        The purchase price resulted in a significant amount in other intangible assets and the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation by June 30, 2006. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations. The Company does expect that a majority of the intangibles will be related to the distribution agreement with Biosil Limited.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Hutchison International, Inc. based upon their estimated fair values at the acquisition date. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of December 31, 2005:

	Book Value of Assets Acquired / Liabilities Assumed	Purchase Price Adjustments	Preliminary Fair Value
Employee advances	$39,782	$—	$39,782
Inventory	372,061	(372,061)	—	(a)
Property and equipment	1,492	(1,492)	—	(b)
Intangibles	—	3,243,146	3,243,146	(c)

Total assets	$413,335	$2,869,593	$3,282,928

Short-term product replacement allowance	195,750	87,175	282,925	(d)
Book value of net assets	217,585	(217,585)	—	(e)
Purchase price		3,000,003	3,000,003	(e)

Total liabilities and shareholders' equity	$413,335	$2,869,593	$3,282,928

        The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the year ended June 30, 2006. Any change in the fair value of the net assets may change the amount of the purchase price allocable to goodwill. The Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any possible changes in purchase price allocations.

  (a)
  Inventory is obsolete because no FDA Pre-Market Approval exists, and therefore no market for the product at present exists.

  (b)
  Office equipment appears to be obsolete and beyond its useful life.

  (c)
  Reflects initial determination of value associated with intangibles (specifically the distribution/supply agreement with Biosil). Amount may be impacted by other purchase accounting adjustments and finalization of intangible valuation under SFAS 141 which will be finalized within 1 year of acquisition.

  (d)
  Reflects additional amounts for allowance associated with product replacement program.

  (e)
  To record the purchase price, as follows: $250,000 of cash, and $2,750,003 in the form of common stock in MediCor (366,667 shares), which exceeds the book value of purchased net assets by $2,782,418.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, the certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$2,306
Legal Fees	200,000
Accounting Fees	70,000
Printing Fees	120,000
Miscellaneous	7,694

$400,000

Item 26. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        On February 7, 2003, SC Merger, Ltd., a British Virgin Islands company and wholly owned subsidiary of the Registrant merged with and into International Integrated Incorporated, a British Virgin Islands company, or III, with III as the surviving entity. In the merger, all of the outstanding shares of capital stock of III were converted into an aggregate of 15,079,439 shares of common stock of the Registrant, based on a conversion ratio of 1.24268 shares of the Registrant's common stock for each outstanding share of III capital stock. Each of the holders of III receiving shares of the Registrant's stock in the merger was an "accredited investor" as defined under Rule 501 of Regulation D.

        On March 18, 2003, the Registrant acquired all of the outstanding shares of capital stock of Intellectual Property International Inc., a Delaware corporation, or IPI, an intellectual property holding company, in consideration for the issuance of an aggregate of 600,000 shares of common stock to the stockholders of IPI. Each holder of IPI stock receiving shares of the Registrant's stock was an accredited investor.

        During the fourth quarter of fiscal year 2003 we issued $300,000 in principal amount of 8% convertible debentures due 2006 to three accredited investors.

        During the quarter ended September 30, 2003, we extended the maturities of $200,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $350,000 in principal amount of 8% convertible debentures due 2006 to four accredited investors. During the quarter ended September 30, 2003, we also issued options covering 320,000 shares to two executive officers.

        During the quarter ended December 31, 2003, we extended the maturities of $75,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $1,000,000 in principal amount of 10% convertible debentures due 2006 to one accredited investor. During the quarter ended December 31, 2003, $75,000 in principal amount of a 10% convertible debenture was also converted into 18,641 shares of common stock and we granted options covering 120,000 shares of common stock to one executive officer.

        During the quarter ended March 31, 2004, we granted options covering 240,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2004 we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash.

        During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2005, we issued 187 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to two accredited investors, $150,000 of which was issued for consulting fees and $37,000 of which was sold for cash. During the same quarter, we also issued 222,616 shares of common stock to two executive officers who exercised outstanding options and 3,107 shares of our common stock to an accredited investor upon exercise of an outstanding warrant and we issued 366,667 shares of our common stock to an accredited investor in connection with our purchase of Hutchison International, Inc.'s assets. We also granted options covering 1,700,000 shares of our common stock to four executive officers and 10 employees.

        On April 25, 2005 we issued 414 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, we issued 436 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, 5,755 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock were converted into 1,494,857 shares of Common Stock at a conversion rate of $3.85 per share. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the quarter ended September 30, 2005, $50,000 in principal amount of a 10% convertible debenture was also converted into 10,000 shares of common stock.

        During the second quarter ended December 31, 2005, we issued 235,043 shares of common stock to three executive officers who exercised outstanding options and 15,533 shares of our common stock to two accredited investor upon exercise of outstanding warrants. During the same quarter, we granted options covering 160,000 shares of common stock to a new employee.

        On December 31, 2005, we issued 237 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the third quarter ended March 31, 2006, we issued 500,908 shares of common stock to one executive officer who exercised outstanding warrants.

        On April 26, 2006, we issued to four accredited investors $50,000,000 in principal amount of senior secured convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50,000,000. The transaction was exempt from the registration requirements of the Securities Act by virtue of Rule 506 under the Securities Act.

        On April 26, 2006, we issued to one accredited investor $37,500,000 in principal amount of subordinated convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share in exchange for $37,500,000 of our outstanding debt. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereof and/or Section 4(2) thereunder.

        On April 28, 2006, we issued 2,640,000 shares of our common stock to three accredited investors in connection with our purchase of Biosil Limited and Nagor Limited shares. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, as well as Regulation D thereunder.

Item 27. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See Exhibit Index at page II-7.

  (b)
  Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

        The undersigned small business issuer hereby undertakes to:

          (1)   For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

          (2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

          (1)   To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

            (a)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on May 12, 2006.

MEDICOR LTD.
By:	/s/ THEODORE R. MALONEY Theodore R. Maloney President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ THEODORE R. MALONEY Theodore R. Maloney	President and Chief Executive Officer (Principal Executive Officer)	May 12, 2006
/s/ PAUL R. KIMMEL Paul R. Kimmel	Chief Financial Officer (Principal Financial Officer)	May 12, 2006
/s/ DONALD K. MCGHAN Donald K. McGhan	Chairman	May 12, 2006
/s/ MONIQUE R. BUCHANAN Monique R. Buchanan	Director of Accounting (Principal Accounting Officer)	May 12, 2006
/s/ JIM J. MCGHAN Jim J. McGhan	Director	May 12, 2006
* Mark E. Brown	Director	May 12, 2006
* Thomas Y. Hartley	Director	May 12, 2006
* Samuel Clay Rogers	Director	May 12, 2006
* By	/s/ THEODORE R. MALONEY Theodore R. Maloney Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SCMerger Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 24, 2003.
2.2
Agreement for the Sale and Purchase of the Shares of Laboratoires Eurosilicone S.A. dated May 17, 2004, incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
2.3
Stock Purchase Agreement between MediCor Latin America, International Integrated Management, Inc., Carlos Francisco Lazo de la Vega Jasso and Héctor Jesús Chuliá de la Torre dated August 27, 2004, incorporated by reference to Exhibit 2.3 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
2.4
Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited dated September 13, 2005 among MediCor Ltd., Gordon Evans, Jessie Anne Evans, John A. Alsop, and Joseph S. Gallagher, incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed on May 4, 2006.
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2/A filed September 14, 2001, File No. 333-64420.
3.2	Certificate of Amendment of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.3	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.4
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred stock, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
4.1	Form of Convertible Debenture Loan Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.2	Form of Convertible Debenture, incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 and December 31, 2003.
4.3	Form of Amendment to Convertible Debenture, incorporated by reference to Exhibit 4.3 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.4	Form of Convertible Debenture Agreement, incorporated by reference to Exhibit 4.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.5	Form of Convertible Debenture, incorporated by reference to Exhibit 4.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.6	Form of Investment Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.
4.7
Written Consent of the Board of Directors of International Integrated Incorporated establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of 8% Class A Convertible Preferred Stock, incorporated by reference to Exhibit 4.7 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832
4.8	Specimen common stock certificate of the Registrant, incorporated by reference to Exhibit 4.8 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832.

4.9	Specimen Series A 8.0% Convertible Preferred Stock certificate, incorporated by reference to Exhibit 4.9 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832.
4.10
Securities Purchase Agreement dated as of April 26, 2006 by and among MediCor Ltd., Silver Oak Capital, L.L.C., in its capacity as collateral agent, and the investors listed therein, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.11	Form of Note dated April 26, 2006, incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.12
Registration Rights Agreement dated as of April 26, 2006 by and among MediCor Ltd. And the undersigned purchasers therein, incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.13	Form of Warrant dated April 26, 2006, incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.14
Guarantee and Collateral Agreement dated as of April 26, 2006 made by MediCor Ltd. And the other pledgors from time to time party thereto in favor of Silver Oak Capital, L.L.C. as collateral agent, incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K filed May 1, 2006.
4.15
Subordination Agreement dated as of April 26, 2006 by and among MediCor Ltd. and Silver Oak Capital, L.L.C., in its capacity as collateral agent, incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
5.1†	Opinion of Clifford Chance US LLP as to legality of our common stock.
10.1
Agreement of Merger, dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SC Merger, Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.2*
Securities Purchase Agreement, dated as of March 18, 2003, by and among the Registrant, Graeco2, Limited and AAB Corporation, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.3*	Asset Purchase Agreement, dated as of April 19, 2002, incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.4	MediCor Ltd. 1999 Amended and Restated Stock Compensation Program, incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.5	Lease Agreement between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.6
Lease Agreement Addendum between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.7
Employment Agreement dated June 2, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.8
Option Agreement dated July 18, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.9	Form of Consultant Warrant, incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.

10.10	Form of Employee Stock Option, incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.11*
Amendment No. 1 to Asset Purchase Agreement, dated as of November 20, 2002, incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.12
Employment Agreement dated October 1, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.13
Option Agreement dated October 27, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.14
Employment Agreement dated September 1, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.15
Option Agreement dated September 2, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.16
Amendment No. 2 to Asset Purchase Agreement, dated as of October 16, 2003, incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2003.
10.17*
Amended and Restated Non-Exclusive Distribution Agreement, dated as of March 30, 2004, incorporated by Reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2004.
10.18	Poly Implant Protheses, S.A. 6.75% Revolving Promissory Note, incorporated by Reference to Exhibit 10.2 of the Registrant's Quarterly Report on From 10-QSB/A for the Quarter ended March 31, 2004.
10.20
Transportation Dry Lease Agreement between MediCor and Global Aviation Delaware, LLC, incorporated by reference to Exhibit 10.22 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.21*	Loan Agreement with BNP Paribas dated September 10, 2004, incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
10.22	Revolving Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC., previously filed as Exhibit 10.24.
10.23
Assignment and Assumption Agreement, dated as of April 1, 2003, by and among International Integrated Incorporated, MediCor Ltd. and International Integrated Industries, LLC., previously filed as Exhibit 10.25.
10.24	Reimbursement Agreement between MediCor Ltd. and Global Aviation Delaware LLC dated October 1, 2003, previously filed as Exhibit 10.26.
10.25	Addendum to Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC. previously filed as Exhibit 10.26.
10.26*
Supplier Novation and Amendment Agreement among Biosil Limited, Hutchison International, Inc., MediCor Aesthetics and International Integrated Incorporated dated as of February 10, 2005, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed May 3, 2005.

10.27	Guarantee dated as of February 10, 2005 between MediCor Ltd. and Biosil Limited, incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.28
Transaction Accommodation Agreement between International Integrated Incorporated, MediCor Ltd and Hutchison International, Inc. dated as of March 21, 2005, incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.29
Employment Agreement dated April 1, 2005 between the Registrant and Marc S. Sperberg, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.30
Employment Agreement dated November 7, 2005 between the Registrant and Paul R. Kimmel, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.31
Amended and Restated Subordinated Promissory Note dated April 26, 2006 made by MediCor Ltd. in favor of International Integrated Industries, LLC, incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006
10.32
Amended and Restated Subordinated Convertible Note dated April 26, 2006 made by MediCor Ltd. in favor of Sirius Capital LLC, incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006
10.33
Warrant to Purchase Common Stock dated April 26, 2006 by MediCor Ltd. to Sirius Capital LLC incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed March 8, 2006, File No. 333-133902 to Exhibit 10.35.
10.34	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.35
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Jessie Anne Evans, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.36	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and John A. Alsop, incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.37
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Joseph S. Gallagher, incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.38
Registration Rights Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, Jessie Anne Evans, John A. Alsop and Joseph S. Gallagher, incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
21	Subsidiaries of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed March 8, 2006, File No. 333-133902.
23.1**	Consent of Greenberg & Company CPAs LLC.
23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).

*
Certain portions of this Exhibit, for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

**
Filed herewith.

†
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index To Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MediCor Ltd. Consolidated Balance Sheet
MediCor Ltd. Consolidated Statements of Operations and Comprehensive Income/(Loss) For the Years Ended as Noted
MediCor Ltd. Consolidated Statements of Cash Flows Twelve Months Ended June 30, 2005 and 2004
MediCor Ltd. Consolidated Statement of Stockholders' Equity/(Deficit) For the Periods Ended as Noted
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2005
MediCor, Ltd. Consolidated Balance Sheet December 31, 2005 (Unaudited)
MediCor, Ltd. Consolidated Statements of Operations and Comprehensive Income/(Loss) Three Months Ended December 31, 2005 and 2004 (Unaudited)
MediCor, Ltd. Consolidated Statements of Operations and Comprehensive Income/(Loss) Six Months Ended December 31, 2005 and 2004 (Unaudited)
MEDICOR LTD. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS December 31, 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX